PROSPECTUS

Total Return Securities Fund

12,990,705 Rights for 12,990,705 Shares of Common Stock

Total Return Securities Fund (f/k/a The Swiss Helvetia Fund) (the “Fund”) is issuing non-transferable rights (“Rights”) to its holders of record of shares of common stock (“Shares”) (such holders hereinafter referred to as “Shareholders”), which Rights will allow Shareholders to subscribe for new Shares (the “Offering”). For each one (1) Right a Shareholder receives, such Shareholder will be entitled to buy one (1) new Share. Each Shareholder will receive one (1) Right for each Share it owns on November 14, 2025 (the “Record Date”). Fractional Rights will not be issued, and the number of Rights to be issued to a Shareholder on the Record Date (a “Rights Holder”) will be rounded up to the nearest whole number of Rights. Each Rights Holder may purchase Shares not acquired by other Rights Holders in this Offering (the “Unsubscribed Shares”), subject to certain limitations discussed in this prospectus. To the extent that sufficient Unsubscribed Shares are not available to honor all additional subscription requests, available Shares will be allocated to assure that the total number of Unsubscribed Shares available are distributed on a pro-rata basis. See “The Offering” below.

The foregoing allocation process may involve a series of allocations in order to assure that the total number of Unsubscribed Shares available are distributed on a pro-rata basis.

The Rights are non-transferable and may not be purchased or sold. As such, the Rights will not be listed for trading on any exchange. The Rights will expire without residual value at the Expiration Date (defined below). The Shares to be issued pursuant to the Offering will be listed for trading on the New York Stock Exchange (the “NYSE”), subject to the NYSE being officially notified of the issuance of those Shares. On October 20, 2025, the last reported net asset value (“NAV”) per Share was $7.11, and the last reported sales price per Share on the NYSE was $5.99, which represents a 15.75% discount to the Fund’s NAV per Share. The subscription price per Share (the “Subscription Price”) will be 85% of the NAV per Share on the Expiration Date.

The Offering:

●	will dilute the NAV of Shares owned by Shareholders who do not fully exercise their rights, and such dilution may be substantial;

●	will dilute the voting power of Shareholders who do not fully exercise their Rights since they will own a smaller proportionate interest in the Fund upon completion of the Offering;

●	may cause the discount below NAV at which the Fund’s Shares have recently traded to increase, especially if Rights holders exercising the Rights attempt to sell sizable numbers of Shares shortly after such issuance; however, this possibility may be mitigated by the Fund’s commitment to conduct the self-tender offer described in “Summary – The Offering” below.

RIGHTS HOLDERS WHO CHOOSE TO EXERCISE THEIR RIGHTS WILL NOT KNOW THE PRECISE SUBSCRIPTION PRICE PER SHARE AT THE TIME THEY EXERCISE SUCH RIGHTS BECAUSE THE OFFERING WILL EXPIRE PRIOR TO THE DETERMINATION OF THE SUBSCRIPTION PRICE. ONCE A RIGHTS HOLDER EXERCISES RIGHTS TO PURCHASE SHARES AND THE FUND RECEIVES PAYMENT, SUCH DECISION IS IRREVOCABLE. THE OFFERING WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 5, 2025 (THE “EXPIRATION DATE”), UNLESS EXTENDED, AS DISCUSSED IN THIS PROSPECTUS.

For information regarding delivery of Shares to Shareholders who exercise their Rights, see “The Offering – Delivery of the Shares” below.

The Fund is a closed-end management investment company. Bulldog Investors, LLP (“Bulldog”) is the Fund’s investment adviser (the “Investment Adviser”). The Fund’s investment objective is long-term total return. There can be no assurance that the Fund’s investment objective will be achieved.

For more information, please call InvestorCom (the “Information Agent”) toll free at (877) 972-0090.

Investing in the Fund involves risks. See “Risk Factors” on page 24 of this prospectus.

	Estimated Subscription Price(1)	Estimated Sales Load	Estimated Proceeds to the Fund(2)
Per Share	$6.04	None	$78,463,858
Total	$6.04	None	$78,463,858

(1)	Because the Subscription Price will not be determined until after printing and distribution of this prospectus, the “Estimated Subscription Price” above is an estimate of the Subscription Price based on the Fund’s per-Share NAV on October 20, 2025. See “The Offering – Subscription Price” and “The Offering – Payment for Shares.”

(2)

Proceeds to the Fund are estimated to be approximately $78,463,858 or approximately $6.04 per Share, if fully subscribed (including full utilization of the Additional Subscription Privilege, as defined and discussed herein). Proceeds to the Fund are before deduction of fees and expenses incurred by the Fund in connection with the Offering, which are estimated to be approximately $218,266 or approximately $0.0084 per Share, if fully subscribed. Funds received prior to the Expiration Date of this Offering will be deposited in a segregated account pending allocation and distribution of Shares. Interest, if any, on subscription monies will be paid to the Fund regardless of whether Shares are issued by the Fund; interest will not be used as credit toward the purchase of Shares

.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2025.

The Fund’s Shares are listed on the NYSE under the ticker symbol “SWZ.”

The Fund is managed by Bulldog. In February 2025, Shareholders approved replacement of the Fund’s investment objective with a non-fundamental investment objective of long-term total return. Bulldog, in its capacity as the Fund’s investment adviser, is responsible for implementing the Fund’s investment strategy.

This prospectus sets forth concisely the information about the Fund that you should know before deciding whether to invest in the Fund and should be retained for future reference. A Statement of Additional Information, dated November 14, 2025 (the “Statement of Additional Information”), and other materials containing additional information about the Fund, have been filed with the U.S. Securities and Exchange Commission (the “SEC”). The Statement of Additional Information is incorporated by reference in its entirety into this prospectus, which means it is considered to be part of this prospectus. You may obtain a free copy of the Statement of Additional Information, the table of contents of which is on page 44 of this prospectus, and other information filed with the SEC, or make any other shareholder inquiries, by calling toll free 1-800-937-5449 or by visiting the Fund’s website at www.totalreturnsecuritiesfund.com. The Fund files annual and semi-annual shareholder reports, proxy statements and other information with the SEC. You can obtain this information or the Statement of Additional Information or any information regarding the Fund filed with the SEC from the SEC’s website at www.sec.gov.

The Fund’s Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation (the “FDIC”), the Federal Reserve Board or any governmental agency.

You should rely only on the information contained or incorporated by reference in this prospectus. The Fund has not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus. The Fund will amend this prospectus if, during the period this prospectus is required to be delivered, there are any material changes to the facts stated in this prospectus subsequent to the date of this prospectus.

As permitted by regulations adopted by the SEC, paper copies of the Fund’s shareholder reports are not sent by mail, unless you specifically request paper copies of the reports from the Fund or from your financial intermediary (such as a broker-dealer or bank). Instead, the reports will be made available on a website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

You may elect to receive shareholder reports and other communications electronically by contacting your financial intermediary (such as a broker-dealer or bank) or, if you are a direct investor, by calling the Fund’s Transfer Agent, Equiniti Trust Company, LLC, at 1-888-556-0425.

You may elect to receive all future reports in paper free of charge. If you invest through a financial intermediary, you can contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports; if you invest directly with the Fund, you can call the Fund’s Transfer Agent, Equiniti Trust Company, LLC, at 1-888-556-0425. Your election to receive reports in paper form will apply to all funds held in your account with your financial intermediary.

SUMMARY

This summary does not contain all of the information that you should consider before investing in the Fund. You should review the more detailed information contained or incorporated by reference in this prospectus and in the Statement of Additional Information, particularly the information set forth under the heading “Risk Factors.”

The Fund

The Fund was incorporated in Delaware on October 24, 1986 and is registered with the SEC as a closed-end investment company under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”). The Fund’s shares of common stock are listed and trade on the NYSE under the trading symbol “SWZ.”

On February 21, 2025, Shareholders approved replacing the Fund’s investment objective with a non-fundamental investment objective of long-term total return. Also on that date Shareholders approved a new investment advisory agreement between the Fund and Bulldog as the Fund’s investment adviser. On March 31, 2025, Bulldog became the Fund’s investment adviser.

Bulldog intends to achieve the Fund’s investment objective primarily by purchasing U.S. securities or other assets that, in the opinion of Bulldog, are undervalued at the time of purchase and (1) have the potential for growth and/or (2) where the perceived discount from their intrinsic value is likely to narrow over time. When advisable, Bulldog may seek to influence the management of a portfolio company to take actions to increase the market price of the Fund’s investment in that company’s securities (e.g., by such company repurchasing its securities, paying a special dividend, or by considering restructuring actions, such as selling or liquidating the company). The Fund’s investments may also include the securities of companies undergoing a corporate event such as mergers, liquidations, reorganizations, or spin-offs. Investments will not be restricted to any types of securities (e.g., equity, fixed income) or their liquidity. At times, the portfolio may be highly concentrated. The Fund may invest in securities of companies with any market capitalization and will not be required to be fully invested at any time. There will be no limitation with respect to the portion of the Fund’s total assets held in cash and cash equivalents. The Fund may use leverage and may hedge its investments.

The Offering

The Fund is issuing non-transferable rights (“Rights”) to its Shareholders as of the close of business on November 14, 2025 (each such Shareholder, a “Rights Holder”), which Rights will allow Rights Holders to subscribe for an aggregate of 12,990,705 Shares (the “Offering”). Rights are non-transferable. A Rights Holder will not be able to trade Rights on the secondary market. For each one (1) Right a Rights Holder receives, such Rights Holder will be entitled to buy one (1) new Share at a subscription price that will be 85% of the NAV per Share on the Expiration Date. Each Shareholder will receive one (1) Right for each Share owned on the Record Date (the “Basic Subscription”). Fractional Shares will not be issued upon the exercise of Rights. Accordingly, the number of Rights to be issued to a Shareholder as of the Record Date will be rounded up to the nearest whole number of Rights. Rights Holders may purchase Shares not acquired by other Rights Holders as discussed in this prospectus. See “The Offering – Additional Subscription Privilege” below.

Shares will be issued as soon as practicable after the Expiration Date.

Purpose of the Offering

At its meetings held on August 16, 2025 and September 12, 2025, the Board determined in good faith that the proposed Offering is in the best interests of the Fund and its Shareholders and would result in a net benefit to existing Shareholders. The primary reasons for the Offering are summarized below.

●     The Basic Subscription will provide existing Shareholders an opportunity to purchase additional Shares at a price that is below NAV and potentially below market price without incurring any commission or transaction charges.

●     Raising more cash may better position the Fund to take advantage of investment opportunities that exist or may arise.

●     Increasing Fund assets may lower the Fund’s expenses as a proportion of net assets as the Fund’s fixed costs would be spread over a larger asset base. There can be no assurance that by increasing the size of the Fund, the Fund’s expense ratio will be reduced.

The Board considered alternatives to the Offering, such as a more limited/less dilutive non-transferable rights offering or a transferable rights offering which, pursuant to applicable SEC No-Action relief, would be limited in size to one-third of the Fund’s outstanding shares. The Board determined that the decreased size of such alternatives would hinder the ability of the Fund to pursue its investment objective.

The Offering is expected to be moderately dilutive with respect to the NAV per share. In addition, all the costs of the Offering will be indirectly borne by all Shareholders whether or not they exercise their Rights. The Offering will dilute the voting power of those Shareholders electing not to participate in the Offering because they will own a smaller percentage of the total number of shares outstanding after the completion of the Offering.

Because the Offering will increase the number of the Fund’s outstanding Shares, it may increase the level of market interest in and visibility of the Fund and improve the trading liquidity of the Shares on the NYSE. Shareholders who choose not to exercise all their Rights will permit Shareholders who exercise the Additional Subscription Privilege to purchase additional Shares potentially at a discount to the market price without providing any compensation to the non-participating Shareholders for the dilution of their ownership percentage or voting power.

The following illustrates the dilutive impact of the Offering. The amounts in the table are based on the Fund’s per-share NAV on October 20, 2025 and Estimated Subscription Price of $6.04 per share (85% of $7.11).

The following table shows the impact assuming the Basic Subscription is fully subscribed:

NAV Per Share	New NAV Per Share	Percentage Dilution	Dollar Amt Per Share Dilution
$7.11	$6.57	7.55%	$0.54

Subsequent Tender Offer	As previously announced by the Fund, shortly after completion of the Offering, the Board intends to authorize a tender offer to purchase (1) 30% of the Fund’s outstanding Shares if at least eight (8) million shares are issued in the Offering, or (2) the greater of (a) 15% of the Fund’s outstanding Shares and (b) the number of Shares that would result in the Fund having approximately $90 million in net assets after completion of the tender offer if less than eight (8) million Shares are issued in the Offering, in either case at a price per Share of at least 98% of NAV per Share. The foregoing does not constitute a tender offer or an offer to purchase the shares of any shareholder. Any such offer will be made pursuant to separate tender offer materials complying with the requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-4 thereunder.
Investment Objective and Policies

The Fund’s investment objective is long-term total return.

There is no assurance that the Fund will achieve its investment objective. Some of the Fund’s investment policies are considered fundamental policies and may not be changed without Shareholder approval. The Statement of Additional Information contains a list of the fundamental and non-fundamental investment policies of the Fund under the heading “Investment Restrictions.”

Investment Strategies

The Fund pursues its objective primarily by purchasing U.S. securities or other assets that, in the opinion of the Investment Adviser, are undervalued at the time of purchase and (1) have the potential for growth and/or (2) where the perceived discount from their intrinsic value is likely to narrow over time. When advisable, the Investment Adviser may seek to influence the management of a portfolio company to take actions to increase the market price of the Fund’s investment in that company’s securities (e.g., by such company repurchasing its securities, paying a special dividend, or by considering restructuring actions, such as selling or liquidating the company). The Fund’s investments may also include the securities of companies undergoing a corporate event such as mergers, liquidations, reorganizations, or spin-offs.

Investments will not be restricted to any types of securities (e.g., equity, fixed income) or their liquidity. At times, the portfolio may be highly concentrated. The Fund may invest in securities of companies with any market capitalization and is not required to be fully invested at any time. There is no limitation with respect to the portion of the Fund’s total assets held in cash and cash equivalents. The Fund may use leverage and may hedge its investments.

During periods of adverse market or economic conditions, the Fund may temporarily invest all or a substantial portion of its net assets in cash or cash equivalents.

Investment Adviser

Bulldog, in consultation with the Board, is responsible for implementing the Fund’s investment strategy. As noted above, on March 31, 2025, Bulldog became the Fund’s investment adviser.

The Investment Adviser is compensated by the Fund through a monthly advisory fee at an annual rate of 1.00% of the Fund’s average weekly total assets, deducting all officer and director fees paid to those officers and directors of the Fund (other than the Fund’s Chief Compliance Officer) affiliated with Bulldog.

Administrator and Accounting Agent	U.S. Bancorp Fund Services, LLC doing business as U.S. Bank Global Fund Services (“Fund Services”), an indirect wholly-owned subsidiary of U.S. Bancorp, serves as administrator and accounting agent to the Fund. See “Management of the Fund.”
Custodian	U.S. Bank, N.A. (“U.S. Bank”), an affiliate of Fund Services, serves as the Fund’s custodian. See “Management of the Fund.”
Transfer Agent	Equiniti Trust Company, LLC serves as the Fund’s transfer agent and registrar. See “Management of the Fund.”
Closed-End Fund Structure

Closed-end funds differ from open-end management investment companies (commonly referred to as mutual funds) in that closed-end funds do not redeem their shares at the option of the shareholder and generally list their shares for trading on a securities exchange. By comparison, mutual funds issue securities that are redeemable daily at NAV at the option of the shareholder and typically engage in a continuous offering of their shares. Mutual funds are subject to continuous asset in-flows and out-flows that can complicate portfolio management, whereas closed-end funds generally can stay more fully invested in securities consistent with the closed-end fund’s investment objectives and policies. In addition, in comparison to open-end funds, closed-end funds have greater flexibility in the employment of financial leverage and in the ability to make certain types of investments, including investments in illiquid securities.

Shares of closed-end funds frequently trade at a discount from their NAV. In recognition of the possibility that the Shares might trade at a discount to NAV and that any such discount may not be in the interest of Shareholders, the Fund’s Board may, from time to time, review possible actions to reduce any such discount, including considering open market repurchases or tender offers for the Fund’s Shares. There can be no assurance that the Board will decide to undertake any of these actions or that, if undertaken, such actions would result in the Shares trading at a price equal to or close to NAV per Share.

Risks Factors	Investing in the Fund involves risks, including the risk that you may receive little or no return on your investment or that you may lose part or all of your investment. See “Risk Factors” beginning on page 24 and the other information included in this prospectus for a discussion of risks that you should carefully consider about the Fund and about this Offering.

Important Dates	Record Date	November 14, 2025
	Subscription Date	November 14, 2025 – December 5, 2025*
	Expiration Date/Deadline to Purchase Shares	December 5, 2025*
* Unless the Offering is extended.

SUMMARY OF FUND EXPENSES

The following table shows Fund expenses that you as an investor in the Fund’s Shares will bear directly or indirectly.

Shareholder Transaction Expenses
Sales load	None
Offering expenses(1)	0.28%
Dividend Reinvestment and Cash Purchase Plan Fees(2)	$15.00

Annual Expenses (as a percentage of net assets attributable to the Shares)
Management fees(3)	1.00%
Interest Payments on Borrowed Funds	–
Other expenses(4)	0.61%
Acquired Fund fees and expenses(5)	0.01%
Total Annual Expenses	1.62%

Example(6)

The following example illustrates the hypothetical expenses (including estimated expenses with respect to year 1 of this Offering of approximately $218,266) that you would pay on a $1,000 investment in the Shares, assuming (i) annual expenses of 1.62% of net assets attributable to the Shares and (ii) a 5% annual return:

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$19	$54	$91	$195

(1)	Assuming the Fund will have 25,981,410 Shares outstanding if fully subscribed and Offering expenses to be paid by the Fund are estimated to be approximately $218,266 or approximately $0.0084 per Share.

(2)	There will be no charges with respect to Shares issued directly by the Fund under the dividend reinvestment plan. However, whenever Shares are purchased or sold on the NYSE or otherwise on the open market, each participant will pay a pro rata portion of brokerage trading fees. Currently, dividend reinvestment plan participants that direct a sale of Shares through the plan agent are subject to a fee of $15 plus a sales commission of $0.10 per Share.

(3)	The Fund’s assets are managed by its Investment Adviser, Bulldog. The Investment Adviser is compensated by the Fund through a monthly advisory fee at an annual rate of 1.00% of the Fund’s average weekly total assets, deducting all officer and director fees paid to those officers and directors of the Fund (other than the Fund’s Chief Compliance Officer) affiliated with Bulldog.

(4)	“Other Expenses” are based on estimated amounts for the current fiscal year.

(5)	The Fund invests in other closed-end investment companies and ETFs (collectively, the “Acquired Funds”). The Shareholders indirectly bear a pro rata portion of the fees and expenses of the Acquired Funds in which the Fund invests. Acquired Fund fees and expenses are based on estimated amounts for the current fiscal year.

(6)	The example assumes that the estimated “Other Expenses” set forth in the Annual Expenses table remain the same each year and that all dividends and distributions are reinvested at NAV. Actual expenses may be greater or less than those assumed. The example further assumes that the Fund uses no leverage, as currently intended, and the Fund does not intend to utilize any leverage within one year from the effective date of this Registration Statement. Moreover, the Fund’s actual rate of return will vary and may be greater or less than the hypothetical 5% annual return.

The purpose of the above table is to help a Shareholder understand the fees and expenses that such Shareholder would bear directly or indirectly. The example should not be considered a representation of actual future expenses. Actual expenses may be higher or lower than those shown.

THE FUND

The Fund is a non-diversified closed-end management investment company. The Fund was incorporated in Delaware on October 24, 1986. The Fund’s principal office is located c/o U.S. Bancorp Fund Services, LLC at located at 615 East Michigan Street, Milwaukee, WI 53202, and its telephone number is 1-800-937-5449.

THE OFFERING

Terms of the Offering. The Fund is issuing to Record Date Shareholders (i.e., Shareholders who hold Shares on the Record Date) non-transferable Rights to subscribe for Shares. Each Record Date Shareholder is being issued one (1) non-transferable Right for each Share owned on the Record Date. The Rights entitle a Record Date Shareholder (or Rights Holder) to acquire one (1) Share at the Subscription Price for every Right held. Fractional Shares will not be issued upon the exercise of the Rights. Accordingly, the number of Rights to be issued to a Record Date Shareholder on the Record Date will be rounded up to the nearest whole number. Rights may be exercised at any time during the Subscription Period, which commences on or about November 14, 2025 and ends at 5:00 p.m., New York City time, on December 5, 2025, unless extended by the Fund. See “Expiration of the Offering.” The right to acquire one (1) additional Share for every Right held at the Subscription Price is hereinafter referred to as the “Basic Subscription.”

In addition to the Basic Subscription, Rights Holders who exercise all of their Rights are entitled to subscribe for Unsubscribed Shares that were not otherwise subscribed for by others in the Basic Subscription (the “Additional Subscription Privilege”), with such Shares subject to the same terms and conditions of the Offering. To the extent that sufficient Unsubscribed Shares are not available to honor all additional subscription requests, available Shares will be allocated to assure that the total number of Unsubscribed Shares available are distributed on a pro-rata basis. See “– Additional Subscription Privilege” below. For purposes of determining the maximum number of Shares a Rights Holder may acquire pursuant to the Offering, broker-dealers whose Rights are held of record by any Nominee will be deemed to be the holders of the Rights that are issued to such Nominee on their behalf. The term “Nominee” shall mean, collectively, Cede & Company (“Cede”), as nominee for the Depository Trust Company (“DTC”), or any other depository or nominee. Shares acquired pursuant to the Additional Subscription Privilege are subject to allotment and will be distributed on a pro rata basis if allotment does not exist to fulfill all requests, which is more fully discussed below under “– Additional Subscription Privilege.”

SHARES WILL BE ISSUED AS SOON AS PRACTICABLE AFTER THE EXPIRATION DATE.

Rights will be Evidenced by Subscription Certificates. The number of Rights issued to each Rights Holder will be stated on the Subscription Certificates delivered to the Rights Holder. The method by which Rights may be exercised and Shares paid for is set forth below in “Method of Exercising Rights” and “Payment for Shares.” A RIGHTS HOLDER WILL HAVE NO RIGHT TO RESCIND A PURCHASE AFTER THE SUBSCRIPTION AGENT (DEFINED BELOW) HAS RECEIVED PAYMENT. See “Payment for Shares” below.

The Rights are non-transferable and may not be purchased or sold. Rights will expire without residual value at the Expiration Date. The Rights will not be listed for trading on the NYSE, and there will not be any market for trading Rights. The Shares to be issued pursuant to the Offering will be listed for trading on the NYSE, subject to the NYSE being officially notified of the issuance of those Shares.

Purpose of the Offering. At meetings held on August 16, 2025 and September 12, 2025, the Board determined that the current Offering is in the best interests of the Fund and its existing Shareholders to increase the assets of the Fund so that the Fund may be in a better position to take advantage of investment opportunities that exist or may arise. Such opportunities may include acquiring shares of closed-end funds at a discount to NAV and shares of operating companies selling at market prices below perceived intrinsic value. In both cases, increased assets may enable the Fund to acquire larger positions which may enhance its ability to influence management of a portfolio company to take actions to increase the market price of the Fund’s investment. Proceeds will be invested in accordance with the Fund’s investment objective and policies as stated herein. See “Business of the Fund.”

Board Considerations in Approving the Offering. At meetings held on August 16, 2025 and September 12, 2025, the Board considered the approval of the Offering. In considering whether or not to approve the Offering, the Board relied on materials and information prepared and presented by the Fund’s management and Investment Adviser at such meeting and discussions at that time. Based on such materials and their deliberations at this meeting, the Board determined that it would be in the best interests of the Fund and its Shareholders to conduct the Offering in order to increase the assets of the Fund available for current and future investment opportunities. In making its determination, the Board considered the various factors set forth in “The Offering – Purpose of the Offering”. The Board also considered a number of other factors, including the ability of the Fund to invest the proceeds of the Offering. As a result of these considerations, the Board determined that it is appropriate and in the best interest of the Fund and its Shareholders to proceed with the Offering.

On September 12, 2025, the Board approved the final terms of the Offering. Two (2) of the Fund’s Directors who voted to authorize the Offering may be considered “interested persons” of the Fund within the meaning of the 1940 Act. The other three (3) Directors are not “interested persons” of the Fund within the meaning of the 1940 Act.

There can be no assurance that the Fund or its Shareholders will achieve any of the foregoing objectives or benefits through the Offering.

In the future, the Fund may choose to make additional rights offerings from time to time for a number of Shares and on terms that may or may not be similar to the Offering. Any such future rights offerings will be made in accordance with the then applicable requirements of the 1940 Act and the Securities Act of 1933, as amended (the “Securities Act”).

Notice of NAV Decline. If the Shares begin to trade at a significant discount, the Board may make a determination whether to discontinue the Offering, provided that the Fund, as required by the SEC’s registration form, will suspend the Offering until it amends this prospectus if, subsequent to the date of this prospectus, the Fund’s NAV declines more than 10% from its NAV as of that date. Accordingly, the Expiration Date would be extended and the Fund would notify Rights Holders of the decline and permit Rights Holders to cancel their exercise of Rights.

The Subscription Price. The Subscription Price for the Shares to be issued under the Offering will be 85% of the NAV per Share on the Expiration Date. For example, if the Offering were held using the “Estimated Subscription Price” (i.e., an estimate of the Subscription Price based on the Fund’s per-share NAV on October 20, 2025), the Subscription Price would be $6.04 per share (85% of $7.11).

Additional Subscription Privilege. If all of the Rights initially issued are not exercised, any Shares for which subscriptions have not been received will be offered, by means of the Additional Subscription Privilege, to Rights Holders who have exercised all of the Rights initially issued to them and who wish to acquire more than the number of Shares for which the Rights held by them are exercisable. Rights Holders who exercise all of their Rights will have the opportunity to indicate on the Subscription Certificate how many unsubscribed Shares they are willing to acquire pursuant to the Additional Subscription Privilege.

If enough Unsubscribed Shares remain after the Basic Subscriptions have been exercised, all additional subscription requests will be honored in full, with such Shares subject to the same terms and conditions of the Offering. In the event that the Subscription Price is less than the Estimated Subscription Price, Unsubscribed Shares may be used by the Fund to fulfill any Shares subscribed for under the Basic Subscription. The method by which any Unsubscribed Shares will be distributed and allocated pursuant to the Additional Subscription Privilege is as follows:

(i)	If there are sufficient Unsubscribed Shares to satisfy all additional subscriptions by Rights Holders exercising their rights under the Additional Subscription Privilege, each such Rights Holder shall be allotted the number of Shares requested.

(ii)	If the aggregate number of Shares subscribed for under the Additional Subscription Privilege exceeds the number of Unsubscribed Shares, the Unsubscribed Shares will be allocated to Rights Holders who have exercised all of their Rights in accordance with their Additional Subscription Privilege request.

(iii)	If there are not enough Unsubscribed Shares to fully satisfy all Additional Subscription Privilege requests by Rights Holders pursuant to paragraph (ii) above, the Unsubscribed Shares will be allocated among Rights Holders who have exercised all of their Rights in proportion, not to the number of Shares requested pursuant to the Additional Subscription Privilege, but to the number of Rights exercised by them under their Basic Subscription Rights; provided, however, that no Rights Holder shall be allocated a greater number of Unsubscribed Shares than such Rights Holder paid for. The formula to be used in allocating the Unsubscribed Shares under this paragraph is as follows: (Rights Exercised by additional subscribing Rights Holder divided by Total Rights Exercised by all additional subscribing Rights Holders) multiplied by Unsubscribed Shares Remaining.

The percentage of Unsubscribed Shares each Rights Holder may acquire will be rounded up to result in delivery of whole Shares (fractional Shares will not be issued).

The foregoing allocation process may involve a series of allocations in order to assure that the total number of Unsubscribed Shares available are distributed on a pro-rata basis. The Fund will not offer or sell any Shares which are not subscribed for under the Basic Subscription or the Additional Subscription Privilege. The Additional Subscription Privilege may result in additional dilution of a Shareholder’s ownership percentage and voting power.

The Fund will not offer or sell any Shares which are not subscribed for under the Basic Subscription or the Additional Subscription Privilege.

Expiration of the Offering. The Offering will expire at 5:00 p.m., New York City time, on the Expiration Date (December 5, 2025), unless extended by the Fund (the “Extended Expiration Date”). Rights will expire on the Expiration Date or Extended Expiration Date, as the case may be, and thereafter may not be exercised.

Method of Exercising Rights. Rights may be exercised by filling in and signing the reverse side of the Subscription Certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed Subscription Certificate to the Subscription Agent, together with payment for the Shares as described below under “Payment for Shares.” Rights may also be exercised through a Rights Holder’s broker, who may charge the Rights Holder a servicing fee in connection with such exercise.

In the event that the Estimated Subscription Price is more than the Subscription Price on the Expiration Date, any resulting excess amount paid by a Rights Holder towards the purchase of Shares in the Offering will be applied by the Fund towards the purchase of additional Shares under the Basic Subscription or, if such Rights Holder has exercised all of the Rights initially issued to such Rights Holder under the Basic Subscription, towards the purchase of an additional number of Shares pursuant to the Additional Subscription Privilege. Any Rights Holder who desires that such excess not be treated by the Fund as a request by the Rights Holder to acquire additional Shares in the Offering and that such excess be refunded to the Rights Holder must so indicate in the space provided on the Subscription Certificate.

Completed Subscription Certificates must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date (or Extended Expiration Date, as the case may be). The Subscription Certificate and payment should be delivered to the Subscription Agent at the following address:

If by mail: Equiniti Trust Company, LLC Operations Center Attn: Onbase – Reorganization Depart. 1110 Centre Pointe Curve, Suite # 101 Mendota Heights, MN 55120	If by express mail, courier or other expedited service: Equiniti Trust Company, LLC 1110 Centre Pointe Curve, Suite # 101 Mendota Heights, MN 55120 Attn: Onbase – Reorganization Depart.

Subscription Agent. The Subscription Agent is Equiniti Trust Company, LLC with an address at 1100 Centre Pointe Curve, Suite # 101, Mendota Heights, MN 55120. The Subscription Agent will receive from the Fund an amount estimated to be $40,000, comprised of the fee for its services and the reimbursement for certain expenses related to the Offering. INQUIRIES BY ALL RIGHTS HOLDERS SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT, EQUINITI TRUST COMPANY, LLC; RIGHTS HOLDERS MAY ALSO CONSULT THEIR BROKERS OR NOMINEES.

Payment for Shares. Payment for Shares shall be calculated by multiplying the Estimated Subscription Price by the sum of (i) the number of Shares intended to be purchased in the Basic Subscription, plus (ii) the number of additional Shares intended to be subscribed for under the Additional Subscription Privilege. For example, based on the Estimated Subscription Price of $6.04 per Share, if a Shareholder receives 1,000 Rights and wishes to subscribe for 1,000 Shares in the Basic Subscription, and also wishes to subscribe for 100 additional Shares under the Additional Subscription Privilege, such Shareholder would remit payment in the amount of $6,644 ($6,040 plus $604).

Rights Holders who wish to acquire Shares in the Basic Subscription or pursuant to the Additional Subscription Privilege must, together with the properly completed and executed Subscription Certificate, send payment for the Shares acquired in the Basic Subscription and any additional Shares subscribed for pursuant to the Additional Subscription Privilege, to the Subscription Agent based on the Estimated Subscription Price of $6.04 per Share. To be accepted, such payment, together with the Subscription Certificate, must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date (or Extended Expiration Date as the case may be).

●	If the Estimated Subscription Price is greater than the actual per Share purchase price, the excess payment will be applied toward the purchase of unsubscribed Shares to the extent that there remain sufficient unsubscribed Shares available after the Basic Subscription and Additional Subscription Privilege allocations are completed.

●	To the extent that sufficient unsubscribed Shares are not available to apply all of the excess payment toward the purchase of unsubscribed Shares, available Shares will be allocated in the manner consistent with that described in the section entitled “– Additional Subscription Privilege” above.

PAYMENT MUST ACCOMPANY ANY SUBSCRIPTION CERTIFICATE FOR SUCH SUBSCRIPTION CERTIFICATE TO BE ACCEPTED.

Within five (5) business days following the Expiration Date (or Extended Expiration Date as the case may be), a confirmation will be sent by the Subscription Agent to each Rights Holder (or, if the Shares on the Record Date are held by Cede or any other depository or nominee, to Cede or such other depository or nominee). The date of the confirmation is referred to as the “Confirmation Date.” The confirmation will show (i) the number of Shares acquired pursuant to the Basic Subscription; (ii) the number of Shares, if any, acquired pursuant to the Additional Subscription Privilege; (iii) the per Share and total purchase price for the Shares; and (iv) any additional amount payable by such Rights Holder to the Fund (i.e., if the Estimated Subscription Price was less than the Subscription Price on the Expiration Date) or any excess to be refunded by the Fund to such Rights Holder (i.e., if the Estimated Subscription Price was more than the Subscription Price on the Expiration Date and the Rights Holder indicated on the Subscription Certificate that such excess not be treated by the Fund as a request by the Rights Holder to acquire additional Shares in the Offering). Any additional payment required from a Rights Holder must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the date specified as the deadline for final payment for Shares, and any excess payment to be refunded by the Fund to such Rights Holder will be mailed by the Subscription Agent within ten (10) business days after the Confirmation Date. All payments by a Rights Holder must be made in United States Dollars (i) by money order or by checks drawn on banks located in the continental United States payable to “Equiniti Trust Company, LLC as Subscription Agent” or (ii) by wire transfer of immediately available funds to the following account:

Routing number: 021000021

Swift code: CHASUS33

Bank: JP Morgan Chase Bank

55 Water Street

New York, NY 10005

Beneficiary Account Name: Equiniti Trust Company, LLC

Account Number: 530-354616

FBO: Total Return Securities Fund

Issuance and delivery of the Shares subscribed for are subject to collection of funds and actual payment by the subscribing Rights Holder.

The Subscription Agent will deposit all checks received by it prior to the final due date into a segregated account pending distribution of the Shares from the Offering. Any interest earned on such account will accrue to the benefit of the Fund, and investors will not earn interest on payments submitted nor will interest be credited toward the purchase of Shares.

YOU WILL HAVE NO RIGHT TO RESCIND YOUR SUBSCRIPTION AFTER THE SUBSCRIPTION AGENT HAS RECEIVED THE SUBSCRIPTION CERTIFICATE.

If a Rights Holder who acquires Shares pursuant to the Basic Subscription or the Additional Subscription Privilege does not make payment of any amounts due, the Fund reserves the right to take any or all of the following actions: (i) find other purchasers for such subscribed-for and unpaid-for Shares; (ii) apply any payment actually received by it toward the purchase of the greatest whole number of Shares, which could be acquired by such holder upon exercise of the Basic Subscription or the Additional Subscription Privilege; (iii) sell all or a portion of the Shares actually purchased by the holder in the open market, and apply the proceeds to the amounts owed; or (iv) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed Shares.

Holders who hold Rights for the account of others, such as brokers, trustees, or depositaries for securities, should notify the respective beneficial owners of the Rights as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of the Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Shares or Rights held through such a holder should contact the holder and request the holder to effect transactions in accordance with the beneficial owner’s instructions.

The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE FUND.

The method of delivery of Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights Holders, but if sent by mail it is recommended that the certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take at least five (5) business days to clear, each Rights Holder participating in the Offering is strongly urged to pay, or arrange for payment, by means of a certified or cashier’s check or money order.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, whose determinations will be final and binding. The Fund in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. If the Fund elects in its sole discretion to waive any defect or irregularity, it may do so on a case-by-case basis which means that not all defects or irregularities may be waived, if at all, or waived in the same manner as with other defects or irregularities. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. Neither the Fund nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

Delivery of the Shares. The Shares purchased pursuant to the Basic Subscription will be delivered to Rights Holders in book-entry form as soon as practicable, which the Fund expects to be no later than fifteen (15) days after the Expiration Date and after the corresponding Rights have been validly exercised and full payment for the Shares has been received and cleared. The Shares purchased pursuant to the Additional Subscription Privilege will be delivered to Rights Holders in book-entry form as soon as practicable, which the Fund expects to be no later than fifteen (15) days after the Expiration Date and after all allocations have been conducted.

U.S. Federal Income Tax Consequences Associated with the Offering. The following is a general summary of the material U.S. federal income tax consequences of the receipt of Rights by a Record Date Shareholder and a subsequent lapse or exercise of such Rights. The discussion is based upon applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and other authorities currently in effect but does not address any state, local, or foreign tax consequences of the Offering. Each Shareholder should consult its own tax advisor regarding specific questions as to U.S. federal, state, local, or foreign taxes. Each Shareholder should also review the discussion of certain U.S. federal income tax considerations affecting it and the Fund set forth under “Certain Additional Material United States Federal Income Tax Considerations” and should also see the Fund’s Statement of Additional Information under the heading “Certain Material United States Federal Income Tax Consequences.”

Receipt of the Rights. The Fund believes that a Record Date Shareholder’s receipt of the Rights pursuant to the Offering should not be treated as a taxable distribution with respect to their existing Shares for U.S. federal income tax purposes. Section 305(a) of the Code states that a stockholder’s taxable income does not include in-kind stock dividends, including distributions of stock rights; however, the general non-recognition rule in Section 305(a) of the Code is subject to exceptions described in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. The Fund believes that the receipt of the Rights pursuant to the Offering should not be treated as a disproportionate distribution for these purposes.

The Fund’s position regarding the tax-free treatment of the Rights distribution is not binding on the Internal Revenue Service (the “IRS”) or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Rights is a “disproportionate distribution” or otherwise, the fair market value of the Rights would be taxable to Record Date Shareholders as a dividend to the extent of the Record Date Shareholder’s pro rata share of the Fund’s current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. If the Fund’s position is incorrect, the tax consequences applicable to the holders may also be materially different than as described below.

The following discussion is based upon the treatment of the Rights issuance as a non-taxable distribution with respect to a Record Date Shareholder’s existing Shares for U.S. federal income tax purposes.

Tax Basis in the Rights. If the fair market value of the Rights a Record Date Shareholder receives is less than 15% of the fair market value of the Record Date Shareholder’s existing Shares (with respect to which the Rights are distributed) on the date the Record Date Shareholder receives the Rights, the Rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the Record Date Shareholder elects to allocate its tax basis in its existing Shares between its existing Shares and the Rights in proportion to the relative fair market values of the existing Shares and the Rights determined on the date of receipt of the Rights. If a Record Date Shareholder chooses to allocate tax basis between its existing Shares and the Rights, the Record Date Shareholder must make this election on a statement included with its timely filed tax return (including extensions) for the taxable year in which the Record Date Shareholder receives the Rights. Such an election is irrevocable. However, if the fair market value of the Rights a Record Date Shareholder receives is 15% or more of the fair market value of their existing Shares on the date the Record Date Shareholder receives the Rights, then the Record Date Shareholder must allocate its tax basis in its existing Shares between those Shares and the Rights the Record Date Shareholder receives in proportion to their fair market values determined on the date the Record Date Shareholder receives the Rights. Please refer to the discussion below regarding the U.S. tax treatment of a Record Date Shareholder that, at the time of the receipt of the Rights, no longer holds the Shares with respect to which the Rights were distributed.

The fair market value of the Rights on the date that the Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Rights on that date. In determining the fair market value of the Rights, Record Date Shareholders should consider all relevant facts and circumstances, including any difference between the Subscription Price of the Rights and the trading price of the Shares on the date that the Rights are distributed, the fair market value of the Shares, the length of the period during which the Rights may be exercised and the fact that the Rights are non-transferable.

Exercise of the Rights. Generally, a Record Date Shareholder will not recognize gain or loss upon the exercise of a Right in the Offering. A Record Date Shareholder’s adjusted tax basis in the Shares acquired upon exercise of a Right will equal the sum of the Subscription Price and its basis, if any, in the Right. The holding period of the Shares acquired upon exercise of a Right will begin on the date of exercise.

If, at the time of the receipt or exercise of the Rights, the Record Date Shareholder no longer holds the Shares with respect to which the Rights were distributed, then certain aspects of the tax treatment of the receipt and exercise of the Rights are unclear, including (1) the allocation of the tax basis between the Shares previously sold and the Rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the Shares previously sold and (3) the impact of such allocation on the tax basis of the Shares acquired upon exercise of the Rights. If a Record Date Shareholder exercises a Right received in the Offering after disposing of the Shares with respect to which the Rights are received, the Record Date Shareholder should consult its tax advisor.

Expiration of the Rights. If a Record Date Shareholder allows the Rights received in the Offering to expire, the Record Date Shareholder should not recognize any gain or loss for U.S. federal income tax purposes, and the Record Date Shareholder should re-allocate any portion of the tax basis in its existing Shares previously allocated to the Rights that have expired to the existing Shares.

Employee Plan Considerations. Record Date Shareholders that are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including corporate savings and 401(k) plans, Keogh Plans of self-employed individuals and Individual Retirement Accounts (“IRA”) (each a “Benefit Plan” and collectively, “Benefit Plans”), should be aware that additional contributions of cash in order to exercise Rights may be treated as Benefit Plan contributions and, when taken together with contributions previously made, may subject a Benefit Plan to excise taxes for excess or nondeductible contributions. In the case of Benefit Plans qualified under Section 401(a) of the Code, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. Benefit Plans contemplating making additional cash contributions to exercise Rights should consult with their counsel prior to making such contributions.

Benefit Plans and other tax-exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of Rights, they may become subject to the tax on unrelated business taxable income (“UBTI”) under Section 511 of the Code. If any portion of an IRA is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor.

ERISA contains prudence and diversification requirements and ERISA and the Code contain prohibited transaction rules that may impact the exercise of Rights. Among the prohibited transaction exemptions issued by the Department of Labor that may exempt a Benefit Plan’s exercise of Rights are Prohibited Transaction Exemption 84-24 (governing purchases of shares in investment companies) and Prohibited Transaction Exemption 75-1 (covering sales of securities).

Due to the complexity of these rules and the penalties for noncompliance, Benefit Plans should consult with their counsel regarding the consequences of their exercise of Rights under ERISA and the Code.

The Fund may, in the future and at its discretion, choose to make additional rights offerings from time to time for a number of Shares and on terms which may or may not be similar to the Offering. Any such future rights offerings will be made in accordance with the 1940 Act and the Securities Act. Under the laws of Delaware, the state in which the Fund is incorporated, under certain circumstances, the Board is authorized to approve rights offerings without obtaining Shareholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring shareholder approval of a rights offering at a price below the then current NAV so long as certain conditions are met, including a good faith determination by the Board that such offering would result in a net benefit to the Fund’s existing shareholders.

FINANCIAL HIGHLIGHTS

Set forth below is, for each period indicated, per share operating performance data for one share of common stock of the Fund (“Share”), total investment return, ratios to average net assets and other supplemental data. This information has been derived from the financial statements and market price data for the Fund’s Shares. The information in the table below for the fiscal years ended December 31, 2024, December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020 is derived from the Fund’s financial statements for the fiscal year ended December 31, 2024 which have been audited by Tait, Weller & Baker LLP, the Fund’s independent registered public accounting firm, whose report on such financial statements is contained in the Fund’s December 31, 2024 Annual Report. Information shown in the table below for the six-month period ending June 30, 2025 is derived from the unaudited financial statements for the Fund for the six-month period ended June 30, 2025 included in the Fund’s June 30, 2025 Semi-Annual Report. The audited financial statements and notes thereto for the fiscal year ended December 31, 2024 (together with the report thereon of the Fund’s independent registered public accounting firm) and the unaudited financial statements and notes thereto for the six-month period ended June 30, 2025, are incorporated by reference in the Statement of Additional Information and are available without charge by visiting the Fund’s website at www.totalreturnsecuritiesfund.com, by calling toll free 1-800-937-5449 or by writing to the Fund at 615 East Michigan Street, Milwaukee, WI 53202.

	For the Six Months Ended June 30, 2025	For the Years Ended December 31,
	(Unaudited)	2024	2023	2022	2021	2020
Per Share Operating Performance:
Net asset value at the beginning of period/year	$8.94	$9.76	$8.80	$11.50	$10.45	$9.71
Income from Investment Operations:
Net investment income[1]	0.11	0.10	0.07	0.07	0.05	0.05
Net realized and unrealized
Net realized and unrealized gain (loss) on investments[2]	(1.39)	(0.39)	1.36	(2.15)	1.58	1.24
Total from investment activities	(1.28)	(0.29)	1.43	(2.08)	1.63	1.29
Anti-dilutive effect of common share repurchase program	—	—	0.03	— [4]	—	0.01
Less Distributions:
Net investment income	(011)	(0.11)	(0.17)	(0.06)	(0.06)	(0.08)
Net realized gains	—	—	(0.28)	(0.16)	(0.09)	—
Return of Capital	(0.42)	(0.42)	(0.05)	(0.40)	(0.43)	(0.48)
Total distributions	(0.53)	(0.53)	(0.50)	(0.62)	(0.58)	(0.56)
Net asset value at end of period/year	$7.13	$8.94	$9.76	$8.80	$11.50	$10.45
Market value per share at the end of period/year	$6.34	$7.49	$8.20	$7.56	$9.94	$8.94
Total Investment Returns:[3,5]
Based on market value per share	26.34%	-2.49%	15.48%	-17.62%	18.25%	14.18%
Based on net asset value per share	15.78%	-3.20%	16.92%	-17.97%	16.09%	14.29%
Ratios to Average Net Assets:[6]
Net expenses	1.74%	1.61%	1.66%[7]	1.68%[7]	1.40%	1.80%
Gross expenses	1.74%	1.61%	1.66%[7]	1.68%[7]	1.40%	1.80%
Net investment income	2.60%	1.05%	0.73%	0.74%	0.48%	0.48%
Supplemental Data and Ratios
Net assets at end of period/year (000’s)	$92,594	$116,169	$126,831	$116,174	$151,912	$138,040
Average net assets during the year (000’s)	$111,453	$125,526	$123,139	$123,684	$144,019	$125,666
Portfolio turnover rate	50%	9%	14%	15%	11%	12%

1 Calculated using the average shares method.

2 Includes net realized and unrealized currency gains and losses.

3 Total investment return based on market value differs from total investments return based on net asset value due to changes in the relationship between the market value of the Fund’s shares and its NAV per share.

4 Less than 0.5 cents per share.

5 Not annualized for periods less than one year.

6 Annualized for periods less than one year.

7 If interest expense and commitment fees had been excluded, the expense ratios would have been lower by 0.05% for the years ended December 31, 2022 and December 31, 2023.

USE OF PROCEEDS

If fully-subscribed, including full utilization of the Additional Subscription Privilege, the net proceeds of the Offering will be approximately $78,463,858 or approximately $6.04 per Share. The Fund intends to use the net proceeds of the Offering to invest in accordance with the Fund’s investment objective and policies (as stated below) as soon as practicable after completion of the Offering. The Fund currently anticipates being able to invest the net proceeds within six (6) months after the completion of the Offering. Pending investment of the net proceeds in accordance with the Fund’s investment objective and policies, the Fund will invest in money market securities or money market mutual funds. Investors should expect, therefore, that before the Fund has fully invested the proceeds of the Offering in accordance with its investment objective and policies, the Fund’s NAV would earn interest income at a modest rate.

INVESTMENT OBJECTIVE AND INVESTMENT STRATEGIES

The disclosure below describes the Fund’s current Investment Objective and Investment Strategies. As noted earlier, at a special meeting on February 21, 2025, the Shareholders approved an investment advisory agreement (the “Advisory Agreement”) between the Fund and Bulldog whereby Bulldog will provide investment management services to the Fund. At the February 21, 2025 special meeting, the Shareholders also approved replacing the Fund’s fundamental investment objective of capital appreciation by investing in equity and equity-linked securities of Swiss companies with a non-fundamental investment objective of providing long-term total return and changes to the Fund’s fundamental investment restrictions in order to expand the types of investments the Fund can make to meet its new investment objective (the “Investment Changes”).

Investment Objective

The Fund’s current investment objective is to seek to provide long-term total return. There can be no assurance that the Fund’s objective will be achieved.

Investment Strategies

The Investment Adviser currently manages the Fund’s assets with a primary focus on purchasing U.S. securities or other assets that, in its opinion, are undervalued at the time of purchase and (1) have the potential for growth and/or (2) where the perceived discount from their intrinsic value is likely to narrow over time. When advisable, the Investment Adviser may seek to influence the management of a portfolio company to take actions to increase the market price of the Fund’s investment in that company’s securities (e.g., by such company repurchasing its securities, paying a special dividend, or by considering restructuring actions, such as selling or liquidating the company).

The Fund’s investments may also include the securities of companies undergoing a corporate event such as mergers, liquidations, reorganizations, or spin-offs. Investments are not restricted to any types of securities (e.g., equity, fixed income) or their liquidity. At times, the portfolio may be highly concentrated. The Fund may invest in securities of companies with any market capitalization and is not required to be fully invested at any time. There is no limitation with respect to the portion of the Fund’s total assets held in cash and cash equivalents. The Fund may use leverage and may hedge its investments.

The Fund may, from time to time, take temporary defensive positions that are inconsistent with the Fund’s principal investment strategies in attempting to respond to adverse market, economic, political or other conditions. During such times, the Fund may temporarily invest up to 100% of its assets in cash or cash equivalents, including money market instruments, prime commercial paper, repurchase agreements, Treasury bills and other short-term obligations of the U.S. Government, its agencies or instrumentalities. In these and in other cases, the Fund may not achieve its investment objective.

The Investment Adviser may invest the Fund’s cash balances in any investments it deems appropriate, subject to the restrictions set forth in the Fund’s Statement of Additional Information under the heading “Investment Restrictions – Fundamental Policies” and as permitted under the 1940 Act, including investments in repurchase agreements, money market funds, additional repurchase agreements, U.S. Treasury and U.S. agency securities, municipal bonds and bank accounts. Any income earned from such investments will ordinarily be reinvested by the Fund in accordance with its investment program. Many of the considerations entering into the Investment Adviser’s recommendations and decisions are subjective.

Portfolio Investments

Other Closed-End Investment Companies

The Fund will invest in the securities of other closed-end investment companies. To the extent the Fund invests a portion of its assets in investment company securities, those assets will be subject to the risks of the purchased investment company’s portfolio securities, and a stockholder of the Fund will bear not only his proportionate share of the expenses of the Fund, but also, indirectly, the expenses of the purchased investment company. The market price of a closed-end investment company fluctuates and may be either higher or lower than the NAV of such closed-end investment company.

In accordance with Section 12(d)(1)(F) of the 1940 Act, the Fund will be limited by provisions of the 1940 Act that limit the amount the Fund can invest in other investment companies to 3% of any other investment company’s total outstanding stock. As a result, the Fund may hold a smaller position in a closed-end investment company than if it were not subject to this restriction. To comply with provisions of the 1940 Act, on any matter upon which stockholders of a closed-end investment company in which the Fund has invested are solicited to vote, the Fund’s Investment Adviser will vote such shares in the same general proportion as shares held by other stockholders of such closed-end investment company or seek instructions from the Fund’s stockholders with regard to the voting on such matter. Compliance with such provisions regarding its voting of proxies may cause the Fund to incur additional costs. In addition, if the Fund votes its proxies in the same general proportion as shares held by other stockholders, the Fund may, in such instances, not vote in the Fund’s best interests in light of its investment objective and strategy.

Special Purpose Acquisition Companies (“SPACs”)

The Fund may invest in stock, warrants, and other securities of SPACs. Unless and until an acquisition meeting the SPAC’s requirements is completed, a SPAC generally invests its assets (less a portion retained to cover expenses) in U.S. Government securities, money market securities and cash. If an acquisition that meets the requirements for the SPAC is not completed within a pre-established period of time, the invested funds are returned to the entity’s stockholders. Because SPACs and similar entities have no operating history or ongoing business other than seeking acquisitions, the value of their securities is particularly dependent on the ability of the SPAC’s management to identify and complete a profitable acquisition. Some SPACs may pursue acquisitions only within certain industries or regions, which may increase the volatility of their prices. In addition, these securities, which are typically traded in the over-the-counter market, may be considered illiquid and/or be subject to restrictions on resale and/or may trade at a discount.

Common Stocks

The Fund will invest in common stocks. Common stocks represent an ownership interest in a company. The Fund may also invest in securities that can be exercised for or converted into common stocks (such as convertible preferred stock). Common stocks and similar equity securities are more volatile and riskier than some other forms of investment. Therefore, the value of your investment in the Fund may sometimes decrease instead of increase. Common stock prices fluctuate for many reasons, including adverse events such as unfavorable earnings reports, changes in investors’ perceptions of the financial condition of an issuer, the general condition of the relevant stock market or when political or economic events affecting the issuers occur. In addition, common stock prices may be sensitive to rising interest rates, as the costs of capital rise and borrowing costs increase for issuers. Because convertible securities can be converted into equity securities, their values will normally increase or decrease as the values of the underlying equity securities increase or decrease. The common stocks in which the Fund will invest are structurally subordinated to preferred securities, bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and assets and, therefore, will be subject to greater risk than the preferred securities or debt instruments of such issuers.

Exchange Traded Funds (“ETFs”)

The Fund may invest in exchange-traded funds, which are investment companies that, in general, aim to track or replicate a desired index, such as a sector, market or global segment. ETFs are passively or, to a lesser extent, actively managed, and their shares are traded on a national exchange. ETFs do not sell individual shares directly to investors and only issue their shares in large blocks known as “creation units.” The investor purchasing a creation unit may sell the individual shares on a secondary market. Therefore, the liquidity of ETFs depends on the adequacy of the secondary market. There can be no assurance that an ETF’s investment objective will be achieved, as ETFs based on an index may not replicate and maintain exactly the composition and relative weightings of securities in the index. ETFs are subject to the risks of investing in the underlying securities. The Fund, as a holder of the securities of the ETF, will bear its pro rata portion of the ETF’s expenses, including advisory fees. These expenses are in addition to the direct expenses of the Fund’s own operations.

Fixed Income Securities, Including Non-Investment Grade Securities

The Fund may invest in fixed income securities, also referred to as debt securities. Fixed income securities are subject to credit risk and market risk. Credit risk is the risk of the issuer’s inability to meet its principal and interest payment obligations. Market risk is the risk of price volatility due to such factors such as interest rate sensitivity, market perception of the creditworthiness of the issuer and general market liquidity. There is no limitation on the maturities or duration of fixed income securities in which the Fund invests. Securities having longer maturities generally involve greater risk of fluctuations in value resulting from changes in interest rates. The Fund’s credit quality policy with respect to investments in fixed income securities does not require the Fund to dispose of any debt securities owned in the event that such security’s rating declines to below investment grade, commonly referred to as “junk bonds.” Although lower quality debt typically pays a higher yield, such investments involve substantial risk of loss. Junk bonds are considered predominantly speculative with respect to the issuer’s ability to pay interest and principal and are susceptible to default or decline in market value due to adverse economic and business developments. The market values for junk bonds tend to be very volatile, and those securities are less liquid than investment grade debt securities. Moreover, junk bonds pose a greater risk that exercise of any of their redemption or call provisions in a declining market may result in their replacement by lower-yielding bonds. In addition, bonds in the lowest two (2) investment grade categories, despite being of higher credit rating than junk bonds, have speculative characteristics with respect to the issuer’s ability to pay interest and principal and their susceptibility to default or decline in market value.

Corporate Bonds, Government Debt Securities and Other Debt Securities

The Fund may invest in corporate bonds, debentures and other debt securities. Debt securities in which the Fund may invest may pay fixed or variable rates of interest. Bonds and other debt securities generally are issued by corporations and other issuers to borrow money from investors. The issuer pays the investor a fixed or variable rate of interest and normally must repay the amount borrowed on or before maturity. Certain debt securities are “perpetual” in that they have no maturity date.

The Fund may invest in government debt securities, including those of emerging market issuers or of other non-U.S. issuers. These securities may be U.S. dollar-denominated or non-U.S. dollar-denominated and include: (a) debt obligations issued or guaranteed by foreign national, provincial, state, municipal or other governments with taxing authority or by their agencies or instrumentalities; and (b) debt obligations of supranational entities. Government debt securities include: debt securities issued or guaranteed by governments, government agencies or instrumentalities and political subdivisions; debt securities issued by government owned, controlled or sponsored entities; interests in entities organized and operated for the purpose of restructuring the investment characteristics issued by the above noted issuers; or debt securities issued by supranational entities such as the World Bank or the European Union. The Fund may also invest in securities denominated in currencies of emerging market countries. Emerging market debt securities generally are rated in the lower rating categories of recognized credit rating agencies or are unrated and considered to be of comparable quality to lower rated debt securities. A non-U.S. issuer of debt or the non-U.S. governmental authorities that control the repayment of the debt may be unable or unwilling to repay principal or interest when due, and the Fund may have limited resources in the event of a default. Some of these risks do not apply to issuers in large, more developed countries. These risks are more pronounced in investments in issuers in emerging markets or if the Fund invests significantly in one country.

Foreign Securities

The Fund may invest in foreign securities, including direct investments in securities of foreign issuers that are traded on a U.S. securities exchange or over the counter and investments in depository receipts (such as American Depositary Receipts (“ADRs”)), ETFs, and other closed-end investment companies that represent indirect interests in securities of foreign issuers. The Fund is not limited in the amount of assets it may invest in such foreign securities. These investments involve certain risks not generally associated with investments in the securities of U.S. issuers, including the risk of fluctuations in foreign currency exchange rates, unreliable and untimely information about the issuers and political and economic instability. These risks could result in the Fund’s Investment Adviser misjudging the value of certain securities or in a significant loss in the value of those securities.

The value of foreign securities is affected by changes in currency rates, foreign tax laws (including withholding and confiscatory taxes), government policies (in this country or abroad), relations between nations and trading, settlement, custodial and other operational risks. In addition, the costs of investing abroad are generally higher than in the United States, and foreign securities markets may be less liquid, more volatile and less subject to governmental supervision than markets in the U.S. As an alternative to holding foreign traded securities, the Fund may invest in dollar-denominated securities of foreign companies that trade on U.S. exchanges or in the U.S. over-the-counter market (including depositary receipts as described below, which evidence ownership in underlying foreign securities, and ETFs as described above).

Because foreign companies are not subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to U.S. companies, there may be less publicly available information about a foreign company than about a domestic company. Volume and liquidity in most foreign debt markets is less than in the United States and securities of some foreign companies are less liquid and more volatile than securities of comparable U.S. companies. There is generally less government supervision and regulation of securities exchanges, broker dealers and listed companies than in the United States. Mail service between the United States and foreign countries may be slower or less reliable than within the United States, thus increasing the risk of delayed settlements of portfolio transactions or loss of certificates for portfolio securities. Payment for securities before delivery may be required. In addition, with respect to certain foreign countries, including those with emerging markets, there is the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments which could affect investments in those countries. For example, prior governmental approval for foreign investments may be required in some emerging market countries, and the extent of foreign investment may be subject to limitation in other emerging countries. Moreover, individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. Foreign securities markets, while growing in volume and sophistication, are generally not as developed as those in the United States, and securities of some foreign issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable U.S. companies.

The Fund may purchase ADRs, international depositary receipts (“IDRs”) and global depository receipts (“GDRs”), which are certificates evidencing ownership of shares of foreign issuers and are alternatives to purchasing directly the underlying foreign securities in their national markets and currencies. However, such depository receipts continue to be subject to many of the risks associated with investing directly in foreign securities. These risks include foreign exchange risk as well as the political and economic risks associated with the underlying issuer’s country. ADRs, IDRs and GDRs may be sponsored or unsponsored. Unsponsored receipts are established without the participation of the issuer. Unsponsored receipts may involve higher expenses, they may not pass-through voting or other stockholder rights, and they may be less liquid. Less information is normally available on unsponsored receipts.

Dividends paid on foreign securities may not qualify for the reduced U.S. federal income tax rates applicable to qualified dividends under the Code. As a result, there can be no assurance as to what portion of the Fund’s distributions attributable to foreign securities will be designated as qualified dividend income.

Emerging Market Securities

The Fund may invest up to 5% of its net assets in emerging market securities, although through its investments in ETFs, other investment companies or depositary receipts that invest in emerging market securities, up to 20% of the Fund’s assets may be invested indirectly in issuers located in emerging markets. The risks of foreign investments described above apply to an even greater extent to investments in emerging markets. The securities markets of emerging countries are generally smaller, less developed, less liquid, and more volatile than the securities markets of the United States and developed foreign markets. Disclosure and regulatory standards in many respects are less stringent than in the United States and developed foreign markets. There also may be a lower level of monitoring and regulation of securities markets in emerging market countries and the activities of investors in such markets and enforcement of existing regulations has been extremely limited. Many emerging countries have experienced substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have very negative effects on the economies and securities markets of certain emerging countries. Economies in emerging markets generally are heavily dependent upon international trade and, accordingly, have been and may continue to be affected adversely by trade barriers, exchange controls, managed adjustments in relative currency values, and other protectionist measures imposed or negotiated by the countries with which they trade. The economies of these countries also have been and may continue to be adversely affected by economic conditions in the countries in which they trade. The economies of countries with emerging markets may also be predominantly based on only a few industries or dependent on revenues from particular commodities. In addition, custodial services and other costs relating to investment in foreign markets may be more expensive in emerging markets than in many developed foreign markets, which could reduce the Fund’s income from such securities. In many cases, governments of emerging countries continue to exercise significant control over their economies, and government actions relative to the economy, as well as economic developments generally, may affect the Fund’s investments in those countries. In addition, there is a heightened possibility of expropriation or confiscatory taxation, imposition of withholding taxes on interest payments, or other similar developments that could affect investments in those countries. There can be no assurance that adverse political changes will not cause the Fund to suffer a loss of any or all of its investments. Dividends paid by issuers in emerging market countries will generally not qualify for the reduced U.S. federal income tax rates applicable to qualified dividends under the Code.

Preferred Stocks

The Fund may invest in preferred stocks. Preferred stock, like common stock, represents an equity ownership in an issuer. Generally, preferred stock has a priority of claim over common stock in dividend payments and upon liquidation of the issuer. Unlike common stock, preferred stock does not usually have voting rights. Preferred stock in some instances is convertible into common stock. Although they are equity securities, preferred stocks have characteristics of both debt and common stock. Like debt, their promised income is contractually fixed. Like common stock, they do not have rights to precipitate bankruptcy proceedings or collection activities in the event of missed payments. Other equity characteristics are their subordinated position in an issuer’s capital structure and that their quality and value are heavily dependent on the profitability of the issuer rather than on any legal claims to specific assets or cash flows.

Investment in preferred stocks carries risks, including credit risk, deferral risk, redemption risk, limited voting rights, risk of subordination and lack of liquidity. Fully taxable or hybrid preferred securities typically contain provisions that allow an issuer, at its discretion, to defer distributions for up to 20 consecutive quarters. Distributions on preferred stock must be declared by the board of directors and may be subject to deferral, and thus they may not be automatically payable. Income payments on preferred stocks may be cumulative, causing dividends and distributions to accrue even if not declared by the company’s board or otherwise made payable, or they may be non-cumulative, so that skipped dividends and distributions do not continue to accrue. There is no assurance that dividends on preferred stocks in which the Fund invests will be declared or otherwise made payable. The Fund may invest in non-cumulative preferred stock, although the Fund’s Investment Adviser would consider, among other factors, their noncumulative nature in making any decision to purchase or sell such securities.

Shares of preferred stock have a liquidation value that generally equals the original purchase price at the date of issuance. The market values of preferred stock may be affected by favorable and unfavorable changes impacting the issuers’ industries or sectors, including companies in the utilities and financial services sectors, which are prominent issuers of preferred stock. They may also be affected by actual and anticipated changes or ambiguities in the tax status of the security and by actual and anticipated changes or ambiguities in tax laws, such as changes in corporate and individual income tax rates, and in the dividends received deduction for corporate taxpayers or the lower rates applicable to certain dividends.

Because the claim on an issuer’s earnings represented by preferred stock may become onerous when interest rates fall below the rate payable on the stock or for other reasons, the issuer may redeem preferred stock, generally after an initial period of call protection in which the stock is not redeemable. Thus, in declining interest rate environments in particular, the Fund’s holdings of higher dividend paying preferred stocks may be reduced and the Fund may be unable to acquire securities paying comparable rates with the redemption proceeds. In the event of a redemption, the Fund may not be able to reinvest the proceeds at comparable rates of return.

Convertible Securities

The Fund may invest in convertible securities. Convertible securities include fixed income securities that may be exchanged or converted into a predetermined number of shares of the issuer’s underlying common stock at the option of the holder during a specified period. Convertible securities may take the form of convertible preferred stock, convertible bonds or debentures, units consisting of “usable” bonds and warrants or a combination of the features of several of these securities. The investment characteristics of each convertible security vary widely, which allows convertible securities to be employed for a variety of investment strategies. The Fund will exchange or convert convertible securities into shares of underlying common stock when, in the opinion of the Fund’s Investment Adviser, the investment characteristics of the underlying common shares will assist the Fund in achieving its investment objective. The Fund may also elect to hold or trade convertible securities. In selecting convertible securities, the Fund’s Investment Adviser evaluates the investment characteristics of the convertible security as a fixed income instrument, and the investment potential of the underlying equity security for capital appreciation. In evaluating these matters with respect to a particular convertible security, the Fund’s Investment Adviser considers numerous factors, including the economic and political outlook, the value of the security relative to other investment alternatives, trends in the determinants of the issuer’s profits, and the issuer’s management capability and practices.

The value of a convertible security, including, for example, a warrant, is a function of its “investment value” (determined by its yield in comparison with the yields of other securities of comparable maturity and quality that do not have a conversion privilege) and its “conversion value” (the security’s worth, at market value, if converted into the underlying common stock). The investment value of a convertible security is influenced by changes in interest rates, with investment value declining as interest rates increase and increasing as interest rates decline. The credit standing of the issuer and other factors may also have an effect on the convertible security’s investment value. The conversion value of a convertible security is determined by the market price of the underlying common stock. If the conversion value is low relative to the investment value, the price of the convertible security is governed principally by its investment value. Generally, the conversion value decreases as the convertible security approaches maturity. To the extent the market price of the underlying common stock approaches or exceeds the conversion price, the price of the convertible security will be increasingly influenced by its conversion value. A convertible security generally will sell at a premium over its conversion value by the extent to which investors place value on the right to acquire the underlying common stock while holding a fixed income security. A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security’s governing instrument. If a convertible security held by the Fund is called for redemption, the Fund will be required to permit the issuer to redeem the security, convert it into the underlying common stock or sell it to a third party. Any of these actions could have an adverse effect on the Fund’s ability to achieve its investment objective.

Real Estate Investment Trusts

The Fund may invest in real estate investment trusts (“REITs”). REITs are financial vehicles that pool investors’ capital to purchase or finance real estate. Investments in REITs will subject the Fund to various risks. REIT share prices may decline because of adverse developments affecting the real estate industry and real property values. In general, real estate values can be affected by a variety of factors, including supply and demand for properties, the economic health of the country or of different regions, and the strength of specific industries that rent properties. REITs often invest in highly leveraged properties. Returns from REITs, which typically are small or medium capitalization stocks, may trail returns from the overall stock market. In addition, changes in interest rates may hurt real estate values or make REIT shares less attractive than other income-producing investments. REITs are also subject to heavy cash flow dependency, defaults by borrowers and self-liquidation.

Qualification as a REIT under the Code in any particular year is a complex analysis that depends on a number of factors. There can be no assurance that the entities in which the Fund invests with the expectation that they will be taxed as a REIT will qualify as a REIT. An entity that fails to qualify as a REIT would be subject to a corporate level tax, would not be entitled to a deduction for dividends paid to its stockholders and would not pass through to its stockholders the character of income earned by the entity. If the Fund were to invest in an entity that failed to qualify as a REIT, such failure could significantly reduce the Fund’s yield on that investment.

REITs can be classified as equity REITs, mortgage REITs and hybrid REITs. Equity REITs invest primarily in real property and earn rental income from leasing those properties. They may also realize gains or losses from the sale of properties. Equity REITs will be affected by conditions in the real estate rental market and by changes in the value of the properties they own. Mortgage REITs invest primarily in mortgages and similar real estate interests and receive interest payments from the owners of the mortgaged properties. Mortgage REITs will be affected by changes in creditworthiness of borrowers and changes in interest rates. Hybrid REITs invest both in real property and in mortgages. Equity and mortgage REITs are dependent upon management skills, may not be diversified and are subject to the risks of financing projects.

Dividends paid by REITs will not generally qualify for the reduced U.S. federal income tax rates applicable to qualified dividends under the Code.

The Fund’s investments in REITs may include an additional risk to stockholders. Some or all of a REIT’s annual distributions to its investors may constitute a non-taxable return of capital. Any such return of capital will generally reduce the Fund’s basis in the REIT investment, but not below zero. To the extent the distributions from a particular REIT exceed the Fund’s basis in such REIT, the Fund will generally recognize gain. In part because REIT distributions often include a nontaxable return of capital, Fund distributions to stockholders may also include a nontaxable return of capital. Stockholders that receive such a distribution will also reduce their tax basis in their common shares of the Fund, but not below zero. To the extent the distribution exceeds a stockholder’s basis in the Fund’s common shares, such stockholder will generally recognize a capital gain.

The Fund does not have any investment restrictions with respect to investments in REITs other than its concentration policy, which limits its investments in REITs to no more than 25% of its assets.

RISK FACTORS

An investment in the Fund is not guaranteed to achieve its investment objective; is not a deposit with a bank; is not insured, endorsed or guaranteed by the FDIC or any other government agency; and is subject to investment risks. The value of the Fund’s investments will increase or decrease based on changes in the prices of the investments it holds. You could lose money by investing in the Fund. By itself, the Fund does not constitute a balanced investment program. You should consider carefully the following principal and non-principal risks before investing in the Fund. There may be additional risks that the Fund does not currently foresee or consider material. You may wish to consult with your legal or tax advisors before deciding whether to invest in the Fund. This section describes the risk factors associated with investment in the Fund specifically, as well as those factors generally associated with investment in an investment company with investment objectives, investment policies, capital structure or trading markets similar to the Fund’s. Each risk summarized below is a risk of investing in the Fund, and different risks may be more significant at different times depending upon market conditions or other factors.

The Fund may invest in securities of other investment companies (“underlying funds”). The Fund may be subject to the risks of the securities and other instruments described below through its own direct investments and indirectly through investments in the underlying funds.

Risks Related to this Offering

Decline in Trading Price: If the Fund’s trading price declines below the Subscription Price, you will suffer an immediate unrealized loss.

Value versus Subscription Price. The Subscription Price was not determined based on established criteria for valuation, such as expected future performance, cash flows or financial condition. You should not rely on the Subscription Price to bear a relationship to those criteria or to be a guaranty of the value of the Fund.

Termination of Offering. The Board may terminate the Offering at any time. If the Fund decides to terminate the Offering, the Fund has no obligation to you except to return, without interest, your subscription payments.

Rejection of Exercise of Subscription Rights. Rights Holders who desire to purchase Shares in the Offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent before the Expiration Date of the Offering, unless extended. If you are a beneficial owner of shares of common stock, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the Subscription Agent before the Expiration Date. The Fund will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent before the Expiration Date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the Offering, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither the Fund nor the Subscription Agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor is the Fund under any obligation to correct such forms or payments. The Fund has the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Discount to Net Asset Value (NAV). The Fund’s shares of common stock have historically traded on the NYSE at a discount to the Fund’s NAV per share. On October 20, 2025, the last reported NAV per Share was $7.11 and the last reported sales price per Share on the NYSE was $5.99, which represents a 15.75% discount to the Fund’s NAV per Share. There is no assurance that this Offering will not have an effect on the discount to NAV experienced by the Fund.

Dilution of Ownership. As a result of the terms of this Offering, Shareholders who do not fully exercise their Rights will own, upon completion of this Offering, a smaller proportional interest in the Fund than they owned prior to the Offering.

Dilution to NAV. Shareholders would experience an immediate moderate dilution of the NAV of their Shares as a result of the completion of the Offering because (i) the Subscription Price per share will be less than the Fund’s NAV per share, and (ii) the Fund will incur expenses in connection with the Offering. This dilution would affect Record Date Shareholders to a great extent if they do not exercise their Rights in full.

Principal Risks

Closed-End Investment Company Risk. The Fund invests in the securities of other closed-end investment companies. Investing in other closed-end investment companies involves substantially the same risks as investing directly in the underlying instruments, but the total return on such investments at the investment company level may be reduced by the operating expenses and fees of such other closed-end investment companies, including advisory fees. There can be no assurance that the investment objective of any investment company in which the Fund invests will be achieved. Closed-end investment companies are subject to the risks of investing in the underlying securities. The Fund, as a holder of the securities of another closed-end investment company, will bear its pro rata portion of the closed-end investment company’s expenses, including advisory fees. These expenses are in addition to the direct expenses of the Fund’s own operations. To the extent the Fund invests a portion of its assets in investment company securities, those assets will be subject to the risks of the purchased investment company’s portfolio securities, and a shareholder in the Fund will bear not only his proportionate share of the expenses of the Fund, but also, indirectly, the expenses of the purchased investment company. The market price of a closed-end investment company fluctuates and may be either higher or lower than the NAV of such closed-end investment company. In accordance with Section 12(d)(1)(F) of the 1940 Act, the Fund will be limited by provisions of the 1940 Act that limit the amount the Fund, together with its affiliated persons, can invest in other investment companies to 3% of any other investment company’s total outstanding stock. As a result, the Fund may hold a smaller position in a closed-end investment company than if it were not subject to this restriction.

Special Purpose Acquisition Companies (SPACs) Risk. The Fund may invest in stock, warrants, and other securities of SPACs. Unless and until an acquisition meeting the SPAC’s requirements is completed, a SPAC generally invests its assets (less a portion retained to cover expenses) in U.S. Government securities, money market securities and cash. If an acquisition that meets the requirements for the SPAC is not completed within a pre-established period of time, the invested funds are returned to the entity’s shareholders. Because SPACs and similar entities have no operating history or ongoing business other than seeking acquisitions, the value of their securities is particularly dependent on the ability of the entity’s management to identify and complete a profitable acquisition. Some SPACs may pursue acquisitions only within certain industries or regions, which may increase the volatility of their prices. In addition, these securities, which are typically traded in the over-the-counter market, may be considered illiquid, be subject to restrictions on resale, and/or may trade at a discount.

Market Risk. Overall market risk may affect the value of individual instruments in which the Fund invests. The Fund is subject to the risk that the securities markets will move down, sometimes rapidly and unpredictably, based on overall economic conditions and other factors, which may negatively affect the Fund’s performance. Factors such as domestic and foreign (non-U.S.) economic growth and market conditions, real or perceived adverse economic or political conditions, military conflict, acts of terrorism, social unrest, natural disasters, recession, inflation, changes in interest rate levels, supply chain disruptions, sanctions, the spread of infectious illness or other public health threats, lack of liquidity in the markets, volatility in the securities markets, adverse investor sentiment affect the securities markets and political events affect the securities markets. Securities markets also may experience long periods of decline in value. When the value of the Fund’s investments goes down, your investment in the Fund decreases in value and you could lose money.

Local, state, regional, national or global events such as war, acts of terrorism, the spread of infectious illness or other public health issues, recessions, or other events could have a significant impact on the Fund and its investments and could result in decreases to the Fund’s NAV. Political, geopolitical, natural and other events, including war, terrorism, trade disputes, government shutdowns, market closures, natural and environmental disasters, epidemics, pandemics and other public health crises and related events and governments’ reactions to such events have led, and in the future may lead, to economic uncertainty, decreased economic activity, increased market volatility and other disruptive effects on U.S. and global economies and markets. Such events may have significant adverse direct or indirect effects on the Fund and its investments. For example, ongoing armed conflicts between Russia and Ukraine in Europe and among Israel, Hamas and other militant groups in the Middle East, have caused and could continue to cause significant market disruptions and volatility within the markets in Russia, Europe, the Middle East and the United States. The hostilities and sanctions resulting from those hostilities have and could continue to have a significant impact on certain Fund investments, as well as Fund performance. In addition, a widespread health crisis such as a global pandemic could cause substantial market volatility, exchange trading suspensions and closures, impact the ability to complete redemptions, and affect Fund performance. A health crisis may exacerbate other pre-existing political, social and economic risks. The increasing interconnectedness of markets around the world may result in many markets being affected by events or conditions in a single country or region or events affecting a single or small number of issuers.

COVID-19 resulted in travel restrictions, closed international borders, enhanced health screenings at ports of entry and elsewhere, disruption of and delays in healthcare service preparation and delivery, prolonged quarantines, cancellations, business and school closings, supply chain disruptions, and lower consumer demand, as well as general concern and uncertainty. The impact of COVID-19, and other infectious illness outbreaks that may arise in the future, could adversely affect the economies of many nations or the entire global economy, individual issuers and capital markets in ways that cannot necessarily be foreseen. In addition, the impact of infectious illnesses in emerging market countries may be greater due to generally less established healthcare systems.

Risk Related to Fixed Income Securities, including Non-Investment Grade Securities. The Fund may invest in fixed income securities, also referred to as debt securities. Fixed income securities are subject to credit risk and market risk. Credit risk is the risk of the issuer’s inability to meet its principal and interest payment obligations. Market risk is the risk of price volatility due to such factors such as interest rate sensitivity, market perception of the creditworthiness of the issuer and general market liquidity. There is no limitation on the maturities or duration of fixed income securities in which the Fund invests. Securities having longer maturities generally involve greater risk of fluctuations in value resulting from changes in interest rates. The Fund’s credit quality policy with respect to investments in fixed income securities does not require the Fund to dispose of any debt securities owned in the event that such security’s rating declines to below investment grade, commonly referred to as “junk bonds.” Although lower quality debt typically pays a higher yield, such investments involve substantial risk of loss. Junk bonds are considered predominantly speculative with respect to the issuer’s ability to pay interest and principal and are susceptible to default or decline in market value due to adverse economic and business developments. The market values for junk bonds tend to be very volatile, and those securities are less liquid than investment grade debt securities. Moreover, junk bonds pose a greater risk that exercise of any of their redemption or call provisions in a declining market may result in their replacement by lower-yielding bonds. In addition, bonds in the lowest two (2) investment grade categories, despite being of higher credit rating than junk bonds, have speculative characteristics with respect to the issuer’s ability to pay interest and principal and their susceptibility to default or decline in market value. The Fund’s investments in securities of stressed, distressed or bankrupt issuers, including securities or obligations that are in default, generally trade significantly below par and are considered speculative. There is even a potential risk of loss by the Fund of its entire investment in such securities. There are a number of significant risks inherent in the bankruptcy process. A bankruptcy filing by an issuer may adversely and permanently affect the market position and operations of the issuer. If an issuer of securities held by the Fund declares bankruptcy or otherwise fails to pay principal or interest on such securities, the Fund would experience a decrease in income and a decline in the market value of its investments.

Interest Rate Risk. Debt securities have varying levels of sensitivity to changes in interest rates. In general, the price of a debt security can fall when interest rates rise and can rise when interest rates fall. Securities with longer maturities and mortgage securities can be more sensitive to interest rate changes although they usually offer higher yields to compensate investors for the greater risks. The longer the maturity of the security, the greater the impact a change in interest rates could have on the security’s price. In addition, short-term and long-term interest rates do not necessarily move in the same amount or the same direction. Short-term securities tend to react to changes in short-term interest rates and long-term securities tend to react to changes in long-term interest rates.

Market Discount from Net Asset Value (NAV) Risk. Shares of closed-end investment companies frequently trade at a discount from their NAV. This characteristic is a risk separate and distinct from the risk that the Fund’s NAV could decrease as a result of its investment activities and may be greater for investors expecting to sell their Shares in a relatively short period following completion of the Offering. In general, the NAV of a fund selling at a discount would be reduced immediately following a rights offering as a result of (i) the subscription price of an offering likely being lower than NAV and (ii) the payment of certain costs of the Offering. Whether investors will realize gains or losses upon the sale of the Shares will depend not upon the Fund’s NAV but entirely upon whether the market price of the Shares at the time of sale is above or below the investor’s purchase price for the Shares. Because the market price of the Shares will be determined by factors such as relative supply of and demand for the Shares in the market, general market and economic conditions, and other factors beyond the control of the Fund, the Fund cannot predict whether the Shares will trade at, below or above NAV.

Leverage Risk. Transactions by underlying funds may give rise to a form of economic leverage. These transactions may include, among others, derivatives, and may expose the underlying fund to greater risk and increase its costs. The use of leverage by underlying funds may cause such funds to liquidate their portfolio positions when it may not be advantageous to do so to satisfy its obligations or to meet any required asset segregation requirements. Increases and decreases in the value of an underlying fund’s portfolio will be magnified when it uses leverage. Leverage, including borrowing, may cause an underlying fund to be more volatile than if such fund had not been leveraged.

Defensive Position Risk. During periods of adverse market or economic conditions, the Fund may temporarily invest all or a substantial portion of its net assets in cash or cash equivalents. The Fund would not be pursuing its investment objective in these circumstances and could miss favorable market developments.

Options and Futures Risk. Options and futures transactions can be highly volatile investments. Successful hedging strategies require the anticipation of future movements in securities prices, interest rates and other economic factors. When a fund uses futures contracts and options as hedging devices, the prices of the securities subject to the futures contracts and options may not correlate with the prices of the securities in a portfolio. This may cause the futures and options to react to market changes differently than the portfolio securities. Even if expectations about the market and economic factors are correct, a hedge could be unsuccessful if changes in the value of the portfolio securities do not correspond to changes in the value of the futures contracts. The ability to establish and close out futures contracts and options on futures contracts positions depends on the availability of a secondary market. If these positions cannot be closed out due to disruptions in the market or lack of liquidity, losses may be sustained on the futures contract or option. In addition, the Fund’s use of options and futures may have the effect of reducing gains made by virtue of increases in value of the Fund’s common stock holdings.

Securities Lending Risk. Securities lending is subject to the risk that loaned securities may not be available to the Fund on a timely basis, and the Fund may, therefore, lose the opportunity to sell the securities at a desirable price. Any loss in the market price of securities loaned by the Fund that occurs during the term of the loan would be borne by the Fund and would adversely affect the Fund’s performance. Also, there may be delays in recovery, or no recovery, of securities loaned or even a loss of rights in the collateral should the borrower of the securities fail financially while the loan is outstanding. The Fund would not have the right to vote any securities having voting rights during the existence of the loan.

Changes in Policies Risk. The Fund’s Directors may change the Fund’s investment objective, investment strategies and non-fundamental investment restrictions without shareholder approval, except as otherwise indicated.

Preferred Stock Risk. The Fund may invest in preferred stocks. Preferred stock, like common stock, represents an equity ownership in an issuer. Generally, preferred stock has a priority of claim over common stock in dividend payments and upon liquidation of the issuer. Unlike common stock, preferred stock does not usually have voting rights. Preferred stock in some instances is convertible into common stock. Although they are equity securities, preferred stocks have characteristics of both debt and common stock. Like debt, their promised income is contractually fixed. Like common stock, they do not have rights to precipitate bankruptcy proceedings or collection activities in the event of missed payments. Other equity characteristics are their subordinated position in an issuer’s capital structure and that their quality and value are heavily dependent on the profitability of the issuer rather than on any legal claims to specific assets or cash flows.

Investment in preferred stocks carries risks, including credit risk, deferral risk, redemption risk, limited voting rights, risk of subordination and lack of liquidity. Fully taxable or hybrid preferred securities typically contain provisions that allow an issuer, at its discretion, to defer distributions for up to 20 consecutive quarters. Distributions on preferred stock must be declared by the board of directors and may be subject to deferral, and thus they may not be automatically payable. Income payments on preferred stocks may be cumulative, causing dividends and distributions to accrue even if not declared by the company’s board or otherwise made payable, or they may be non-cumulative, so that skipped dividends and distributions do not continue to accrue. There is no assurance that dividends on preferred stocks in which the Fund invests will be declared or otherwise made payable. The Fund may invest in non-cumulative preferred stock, although the Fund’s Investment Adviser would consider, among other factors, their non-cumulative nature in making any decision to purchase or sell such securities.

Shares of preferred stock have a liquidation value that generally equals the original purchase price at the date of issuance. The market values of preferred stock may be affected by favorable and unfavorable changes impacting the issuers’ industries or sectors, including companies in the utilities and financial services sectors, which are prominent issuers of preferred stock. They may also be affected by actual and anticipated changes or ambiguities in the tax status of the security and by actual and anticipated changes or ambiguities in tax laws, such as changes in corporate and individual income tax rates, and in the dividends received deduction for corporate taxpayers or the lower rates applicable to certain dividends.

Because the claim on an issuer’s earnings represented by preferred stock may become onerous when interest rates fall below the rate payable on the stock or for other reasons, the issuer may redeem preferred stock, generally after an initial period of call protection in which the stock is not redeemable. Thus, in declining interest rate environments in particular, the Fund’s holdings of higher dividend paying preferred stocks may be reduced, and the Fund may be unable to acquire securities paying comparable rates with the redemption proceeds. In the event of a redemption, the Fund may not be able to reinvest the proceeds at comparable rates of return.

Convertible Securities Risk. The Fund may invest in convertible securities. Convertible securities include fixed income securities that may be exchanged or converted into a predetermined number of shares of the issuer’s underlying common stock at the option of the holder during a specified period. Convertible securities may take the form of convertible preferred stock, convertible bonds or debentures, units consisting of “usable” bonds and warrants or a combination of the features of several of these securities. The investment characteristics of each convertible security vary widely, which allows convertible securities to be employed for a variety of investment strategies. The Fund will exchange or convert convertible securities into shares of underlying common stock when, in the opinion of the Fund’s Investment Adviser, the investment characteristics of the underlying common shares will assist the Fund in achieving its investment objective. The Fund may also elect to hold or trade convertible securities. In selecting convertible securities, the Fund’s Investment Adviser evaluates the investment characteristics of the convertible security as a fixed income instrument, and the investment potential of the underlying equity security for capital appreciation. In evaluating these matters with respect to a particular convertible security, the Fund’s Investment Adviser considers numerous factors, including the economic and political outlook, the value of the security relative to other investment alternatives, trends in the determinants of the issuer’s profits, and the issuer’s management capability and practices.

The value of a convertible security, including, for example, a warrant, is a function of its “investment value” (determined by its yield in comparison with the yields of other securities of comparable maturity and quality that do not have a conversion privilege) and its “conversion value” (the security’s worth, at market value, if converted into the underlying common stock). The investment value of a convertible security is influenced by changes in interest rates, with investment value declining as interest rates increase and increasing as interest rates decline. The credit standing of the issuer and other factors may also have an effect on the convertible security’s investment value. The conversion value of a convertible security is determined by the market price of the underlying common stock. If the conversion value is low relative to the investment value, the price of the convertible security is governed principally by its investment value. Generally, the conversion value decreases as the convertible security approaches maturity. To the extent the market price of the underlying common stock approaches or exceeds the conversion price, the price of the convertible security will be increasingly influenced by its conversion value. A convertible security generally will sell at a premium over its conversion value by the extent to which investors place value on the right to acquire the underlying common stock while holding a fixed income security. A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security’s governing instrument. If a convertible security held by the Fund is called for redemption, the Fund will be required to permit the issuer to redeem the security, convert it into the underlying common stock or sell it to a third party. Any of these actions could have an adverse effect on the Fund’s ability to achieve its investment objective.

Issuer Specific Changes Risk. Changes in the financial condition of an issuer, changes in the specific economic or political conditions that affect a particular type of security or issuer, and changes in general economic or political conditions can affect the credit quality or value of an issuer’s securities. Lower-quality debt securities tend to be more sensitive to these changes than higher-quality debt securities.

Non-Principal Risks

In addition to the principal risks set forth above, the following additional risks may apply to an investment in the Fund.

Anti-Takeover Provisions Risk. The Fund’s Articles of Incorporation, as amended to date (the “Charter”) include certain provisions that could limit the ability of other persons or entities to acquire control of the Fund or to cause it to engage in certain transactions or to modify its structure.

Common Stock Risk. The Fund invests in common stocks. Common stocks represent an ownership interest in a company. The Fund may also invest in securities that can be exercised for or converted into common stocks (such as convertible preferred stock). Common stocks and similar equity securities are more volatile and riskier than some other forms of investment. Therefore, the value of your investment in the Fund may sometimes decrease instead of increase. Common stock prices fluctuate for many reasons, including adverse events such as unfavorable earnings reports, changes in investors’ perceptions of the financial condition of an issuer, the general condition of the relevant stock market or when political or economic events affecting the issuers occur. In addition, common stock prices may be sensitive to rising interest rates, as the costs of capital rise and borrowing costs increase for issuers. Because convertible securities can be converted into equity securities, their values will normally increase or decrease as the values of the underlying equity securities increase or decrease. The common stocks in which the Fund invests are structurally subordinated to preferred securities, bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and assets and, therefore, will be subject to greater risk than the preferred securities or debt instruments of such issuers.

Exchange Traded Funds (ETFs) Risk. The Fund may invest in exchange-traded funds, which are investment companies that, in some cases, aim to track or replicate a desired index, such as a sector, market or global segment. ETFs are passively or, to a lesser extent, actively managed, and their shares are traded on a national exchange. ETFs do not sell individual shares directly to investors and only issue their shares in large blocks known as “creation units.” The investor purchasing a creation unit may sell the individual shares on a secondary market. Therefore, the liquidity of ETFs depends on the adequacy of the secondary market. There can be no assurance that an ETF’s investment objective will be achieved, as ETFs based on an index may not replicate and maintain exactly the composition and relative weightings of securities in the index. ETFs are subject to the risks of investing in the underlying securities. The Fund, as a holder of the securities of the ETF, will bear its pro rata portion of the ETF’s expenses, including advisory fees. These expenses are in addition to the direct expenses of the Fund’s own operations.

Foreign Securities Risk. Investments in securities of non-U.S. issuers involve special risks not presented by investments in securities of U.S. issuers, including the following: less publicly available information about companies due to less rigorous disclosure or accounting standards or regulatory practices; the impact of political, social or diplomatic events, including war; possible seizure, expropriation or nationalization of the company or its assets; possible imposition of currency exchange controls; and changes in foreign currency exchange rates. These risks are more pronounced to the extent that the Fund invests a significant amount of its investments in companies located in one region. These risks may be greater in emerging markets and in less developed countries. For example, prior governmental approval for foreign investments may be required in some emerging market countries, and the extent of foreign investment may be subject to limitation in other emerging countries. With respect to risks associated with changes in foreign currency exchange rates, the Fund does not expect to engage in foreign currency hedging transactions.

Portfolio Turnover Risk. The Fund cannot predict its securities portfolio turnover rate with certain accuracy. Higher portfolio turnover rates could result in corresponding increases in brokerage commissions and may generate short-term capital gains taxable as ordinary income.

Short Sale Risk. When a cash dividend is declared on a security for which the Fund holds a short position, the Fund incurs the obligation to pay an amount equal to that dividend to the lender of the shorted security. By closing out the short position prior to the ex-dividend date, such dividend expenses are avoided. The Fund’s actual dividend expenses paid on securities sold short may be significantly higher than 0% of its managed assets due to, among other factors, the actual extent of the Fund’s short positions (which may range from 0% to 30% of managed assets), the actual dividends paid with respect to the securities the Fund sells short, and the actual timing of the Fund’s short sale transactions, each of which may vary over time and from time to time.

Small and Medium Cap Company Risk. Compared to investment companies that focus only on large capitalization companies, the Fund’s share price may be more volatile because it also invests in small and medium capitalization companies. Compared to large companies, small and medium capitalization companies are more likely to have (i) more limited product lines or markets and less mature businesses, (ii) fewer capital resources, (iii) more limited management depth and (iv) shorter operating histories. Further, compared to large cap stocks, the securities of small and medium capitalization companies are more likely to experience sharper swings in market values, be harder to sell at times and at prices that the Fund’s Investment Adviser believes appropriate, and offer greater potential for gains and losses.

The Fund’s obligation to replace the borrowed security will be secured by collateral deposited with the broker-dealer, usually cash, U.S. government securities or other liquid securities. The Fund will also be required to designate on its books and records similar collateral with its custodian to the extent, if any, necessary so that the aggregate collateral value is at all times at least equal to the current market value of the security sold short. Depending on arrangements made with the broker-dealer from which it borrowed the security regarding payment over of any payments received by the Fund on such security, the Fund may not receive any payments (including interest) on its collateral deposited with such broker-dealer.

If the price of the security sold short increases between the time of the short sale and the time the Fund replaces the borrowed security, the Fund will incur a loss; conversely, if the price declines, the Fund will realize a gain. Any gain will be decreased, and any loss increased, by the transaction costs described above. Although the Fund’s gain is limited to the price at which it sold the security short, its potential loss is unlimited.

Purchasing securities to close out the short position can itself cause the price of the securities to rise further, thereby exacerbating the loss. Short selling exposes the Fund to unlimited risk with respect to that security due to the lack of an upper limit on the price to which an instrument can rise. Although the Fund reserves the right to utilize short sales, its investment adviser is under no obligation to utilize short sales at all.

The requirements of the 1940 Act and the Code provide that the Fund not make a short sale if, after giving effect to such sale, the market value of all securities sold short by the Fund exceeds 30% of the value of its managed assets.

Foreign Currency Risk. Although the Fund will report its NAV and pay expenses and distributions in U.S. dollars, the Fund may invest in foreign securities denominated or quoted in currencies other than the U.S. dollar. Therefore, changes in foreign currency exchange rates will affect the U.S. dollar value of the Fund’s investment securities and NAV. For example, even if the securities prices are unchanged on their primary foreign stock exchange, the Fund’s NAV may change because of a change in the rate of exchange between the U.S. dollar and the trading currency of that primary foreign stock exchange. Certain currencies are more volatile than those of other countries and Fund investments related to those countries may be more affected. Generally, if a foreign currency depreciates against the dollar (i.e., if the dollar strengthens), the value of the existing investment in the securities denominated in that currency will decline. When a given currency appreciates against the dollar (i.e., if the dollar weakens), the value of the existing investment in the securities denominated in that currency will rise. Certain foreign countries may impose restrictions on the ability of foreign securities issuers to make payments of principal and interest to investors located outside of the country, due to a blockage of foreign currency exchanges or otherwise.

LISTING OF SHARES

The Fund’s Shares trade on the NYSE under the ticker symbol “SWZ” and are required to meet the NYSE’s continued listing requirements.

MANAGEMENT OF THE FUND

Directors and Officers

The Board is responsible for the overall management of the Fund, including supervision of the duties performed by the Investment Adviser. There are five (5) Directors of the Fund, two (2) of which may be considered “interested persons” (as defined in the 1940 Act) of the Fund. The Directors are responsible for the Fund’s overall management, including adopting the investment and other policies of the Fund, electing and replacing officers and selecting and supervising the Investment Adviser. The name and business address of the Directors and officers of the Fund and their principal occupations and other affiliations during the past five (5) years, as well as a description of committees of the Board, are set forth under “Management” in the Statement of Additional Information.

Investment Adviser and Investment Advisory Agreement

The Fund is managed by the Investment Adviser, Bulldog. As noted above, at a special meeting on February 21, 2025, the Shareholders approved the Advisory Agreement under which Bulldog provide investment management services to the Fund.

The Advisory Agreement provides that Investment Adviser will provide overall investment management services for the Fund, and in connection therewith (i) supervise the Fund’s investment program, including advising and consulting with the Fund’s Board regarding the Fund’s overall investment strategy; (ii) make, in consultation with the Fund’s Board, investment strategy decisions for the Fund; (iii) manage the investing and reinvesting of the Fund’s assets; (iv) place purchase and sale orders on behalf of the Fund; (v) advise the Fund with respect to all matters relating to the Fund’s use of leveraging techniques; and (vi) provide or procure the provision of research and statistical data to the Fund in relation to investing and other matters within the scope of the investment objective and limitations of the Fund.

Under the Advisory Agreement, the Investment Adviser is compensated by the Fund through a monthly advisory fee at an annual rate of 1.00% of the Fund’s average weekly total assets, deducting all officer and director fees paid to those officers and directors of the Fund (other than the Fund’s Chief Compliance Officer) affiliated with Bulldog.

Phillip Goldstein and Andrew Dakos are primarily responsible for the day-to-day management of the Fund’s portfolio. The business experience of each of Messrs. Goldstein and Dakos during the past five (5) years is as follows:

Phillip Goldstein: Partner in Bulldog Investors, LLP since its inception in October 2009, and Ryan Heritage, LLP, each a registered investment adviser. Mr. Goldstein also is a member of Bulldog Holdings, LLC, the owner of several entities that served until 2020 as the general partner of several private investment partnerships in the Bulldog Investors group of funds, and the owner of Kimball & Winthrop, LLC, the managing general partner of Bulldog Investors General Partnership, since 2012. He is a director/trustee of the following closed-end funds: High Income Securities Fund since 2018, Special Opportunities Fund, Inc. since 2009, and Mexico Equity and Income Fund since 2000. He also is a director of: Brookfield DTLA Fund Office Trust Investor, a subsidiary of a large commercial real estate company, since 2017. He served as a director of BNY Mellon Municipal Income, Inc., a closed-end fund, from 2024-2025 and MVC Capital, Inc., a business development company, from 2012-2020; and served as a trustee of Crossroads Liquidating Trust from 2016-2020.

Andrew Dakos: Partner in Bulldog Investors, LLP since its inception in October 2009, and Ryan Heritage, LLP, each a registered investment adviser. Mr. Dakos also is a member of Bulldog Holdings, LLC, the owner of several entities that served until 2020 as the general partner of several private investment partnerships in the Bulldog Investors group of funds, and the owner of Kimball & Winthrop, LLC, the managing general partner of Bulldog Investors General Partnership, since 2012. He is a director/trustee of the following closed-end funds: High Income Securities Fund since 2018, and Special Opportunities Fund, Inc. since 2009. He also is a director of: Brookfield DTLA Fund Office Trust Investor, a subsidiary of a large commercial real estate company, since 2017, and Tejon Ranch Co., a real estate development company, since 2025. He served as a director of BNY Mellon Municipal Income, Inc., a closed-end fund, from 2024-2025 and as a trustee of Crossroads Liquidating Trust from 2015-2020.

The Statement of Additional Information provides additional information about the Investment Adviser’s compensation, other accounts managed by the Investment Adviser and the Investment Adviser’s ownership of securities in the Fund.

Fund Administrator and Fund Accountant

U.S. Bancorp Fund Services, LLC doing business as U.S. Bank Global Fund Services (“Fund Services”), an indirect wholly owned subsidiary of U.S. Bancorp, acts as the Fund’s Administrator under an Administration Agreement. Fund Services prepares various federal and state regulatory filings, reports and returns for the Fund; prepares reports and materials to be supplied to the Directors; monitors the activities of the Fund’s custodian; coordinates the preparation and payment of the Fund’s expenses; and reviews the Fund’s expense accruals. Fund Services also serves as the Fund’s fund accountant. For the fiscal year ended December 31, 2024, the Fund paid Fund Services $125,916 for its administration and accounting services.

The principal business address for Fund Services is 615 East Michigan Street Milwaukee, WI 53202.

Custodian

U.S. Bank, N.A. (“U.S. Bank”), an affiliate of Fund Services, located at 1555 North RiverCenter Drive, Suite 300, Milwaukee, WI 53212, serves as the Fund’s custodian and maintains custody of the securities and cash of the Fund.

Transfer Agent and Registrar

Equiniti Trust Company, LLC, located at 28 Liberty Street, 53rd Floor, New York, NY 10005 serves as the Fund’s transfer agent and registrar.

Fund Expenses

The Investment Adviser will bear all expenses of its employees in connection with its duties under the Advisory Agreement.

Each of Fund Services and U.S. Bank is obligated to pay expenses associated with its provision of services to the Fund.

The Fund pays all of its own expenses and liabilities, including but not limited to expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses incurred in connection with listing the Fund’s shares on any stock exchange; costs of printing and distributing stockholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of Non-Interested Directors or non-interested members of any advisory or investment board, committee or panel of the Fund; fees and expenses of the Fund’s Chief Compliance Officer; fees and expenses of any officers and directors of the Fund who are not affiliated with the Fund’s administrator or its affiliates; travel expenses or an appropriate portion thereof of Directors and officers of the Fund, or members of any advisory or investment board, committee or panel of the Fund, to the extent that such expenses relate to attendance at meetings of the Board of any committee thereof, or of any such advisory or investment board, committee or panel; salaries of stockholder relations personnel; costs of stockholder meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non recurring expenses. The expenses incident to the Offering and issuance of Shares to be issued by the Fund will be recorded as a reduction of capital of the Fund attributable to the Shares.

The Fund’s annual operating expenses for the fiscal year ended December 31, 2024 were approximately $2,023,181. No assurance can be given, in light of the Fund’s investment objective and policies, however, that future annual operating expenses will not be substantially more or less than this estimate.

Offering expenses relating to the Fund’s Shares, estimated at approximately $218,266, are payable upon completion of the Offering and will be deducted from the proceeds of the Offering.

DETERMINATION OF NET ASSET VALUE

The NAV of shares of the Fund is determined weekly and on the last business day of each month, as of the close of regular trading on the NYSE (normally, 4:00 p.m., Eastern time). In computing NAV, portfolio securities of the Fund are valued at their current market values determined on the basis of market quotations. If market quotations are not readily available, securities are valued at fair value as determined by the Board. The Fund’s investments in closed-end funds or ETFs whose shares are listed on a national securities exchange are valued using the market price at the close of the NYSE or such other exchange on which they are listed. Private funds and non-traded closed-end funds are fair valued based on the Fund’s fair valuation policies and procedures. Fair valuation involves subjective judgments, and it is possible that the fair value determined for a security may differ materially from the value that could be realized upon the sale of the security. Non-dollar-denominated securities are valued as of the close of the NYSE at the closing price of such securities in their principal trading market but may be valued at fair value if subsequent events occurring before the computation of NAV materially have affected the value of the securities.

Trading may take place in foreign issues held by the Fund at times when the Fund is not open for business. As a result, the Fund’s NAV may change at times when it is not possible to purchase or sell shares of the Fund. The Fund may use a third party pricing service to assist it in determining the market value of securities in the Fund’s portfolio. The Fund’s NAV per Share is calculated by dividing the value of the Fund’s total assets (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received), less accrued expenses of the Fund, less the Fund’s other liabilities by the total number of Shares outstanding.

Readily marketable portfolio securities listed on the NYSE are valued, except as indicated below, at the last sale price reflected on the consolidated tape at the close of the NYSE on the business day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the closing bid and asked prices on such day. If no bid or asked prices are quoted on such day or if market prices may be unreliable because of events occurring after the close of trading, then the security is valued by such method as the Board shall determine in good faith to reflect its fair market value. Readily marketable securities not listed on the NYSE but listed on other domestic or foreign securities exchanges are valued in a like manner. Portfolio securities traded on more than one (1) securities exchange are valued at the last sale price on the business day as of which such value is being determined as reflected on the consolidated tape at the close of the exchange representing the principal market for such securities. Securities trading on the Nasdaq Stock Market, Inc. (“NASDAQ”) are valued at the NASDAQ Official Closing Price. Readily marketable securities traded in the over-the counter market, including listed securities whose primary market is believed by the Investment Adviser to be over-the-counter, are valued at the mean of the current bid and asked prices as reported by the NASDAQ or, in the case of securities not reported by the NASDAQ or a comparable source, as the Board deems appropriate to reflect their fair market value. Where securities are traded on more than one exchange and also over-the-counter, the securities will generally be valued using the quotations the Board believes reflect most closely the value of such securities.

DISTRIBUTION POLICY

In May 2023, the Fund, acting pursuant to an SEC exemptive order and with the approval of the Board, adopted a managed distribution policy. Commencing in December 2024, the Fund began making quarterly distributions pursuant to the policy of $0.1458 per share, which equates to an annualized distribution rate of 6.00% based on the Fund’s NAV of $9.72 per share as of October 31, 2024. In accordance with the policy, the Fund on December 31, 2024 distributed $0.1458 per share to shareholders of record on December 17, 2024 and on March 31, 2025 distributed $0.01458 per share to shareholders of record on March 18, 2025. On April 14, 2025, the Fund paid a special cash distribution of $3.00 per share to shareholders of record on April 3, 2025. In connection with the Board’s approval of the April 2025 special cash distribution, the Board determined to suspend the Fund’s managed distribution plan until further notice.

No conclusions should be drawn about the Fund’s investment performance from the amount of the distributions. To the extent that the Fund’s investments do not generate sufficient investment income, the Fund may be required to liquidate a portion of its portfolio to fund these distributions and, therefore, these payments may represent a reduction of the Shareholder’s principal investment. A return-of-capital distribution reduces the U.S. federal income tax basis of an investor’s Shares, which may make record-keeping by certain Shareholders more difficult. In addition, return-of-capital distributions reduce the level of assets available for investment which may negatively affect the Fund’s ability to meet its objective. The percentage of return-of-capital distributions for the fiscal year 2024 was 4.73%. As of the date of this prospectus, a significant portion of the Fund’s distributions for 2025 are expected to be comprised of return-of-capital. The Fund will issue a notice to Shareholders that will provide an estimate of the composition of each distribution. For tax reporting purposes the actual composition of the total amount of distributions for each year will continue to be provided on a Form 1099-DIV issued after the end of the year.

CERTAIN ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary discussion of certain material U.S. federal income tax consequences that may be relevant to a Shareholder that acquires, holds and/or disposes of the Fund’s Shares, and reflects provisions of the Code, existing Treasury regulations, rulings published by the IRS, and other applicable authority, as of the date of this prospectus. These authorities are subject to change by legislative or administrative action, possibly with retroactive effect. The following discussion is only a summary of certain material tax considerations generally applicable to investments in the Fund and the discussion set forth herein does not constitute tax advice. Except as expressly provided below, this discussion addresses only the U.S. federal income tax consequences of an investment by U.S. Holders (as defined in the Statement of Additional Information) and assumes that such Shareholders will hold Shares as capital assets, which generally means as property held for investment. For more detailed information regarding U.S. federal income tax considerations, see the Statement of Additional Information under the heading “Certain Material United States Federal Income Tax Consequences.” There may be other tax considerations applicable to particular investors. In addition, income earned through an investment in the Fund may be subject to state, local and foreign taxes.

Taxation as a Regulated Investment Company

The Fund intends to elect to be treated and to qualify each year for taxation as a regulated investment company (a “RIC”) under Subchapter M of the Code. In order for the Fund to qualify as a RIC, it must, among other requirements, meet certain income and asset diversification tests each year. If the Fund so qualifies and satisfies certain distribution requirements, the Fund (but not its Shareholders) will not be subject to U.S. federal income tax to the extent it distributes its investment company taxable income and net capital gains (the excess of net long-term capital gains over net short-term capital loss) in a timely manner to its Shareholders in the form of dividends or capital gain distributions. The Code imposes a 4% nondeductible excise tax on RICs, such as the Fund, to the extent they do not meet certain distribution requirements by the end of each calendar year. The Fund anticipates meeting these distribution requirements.

Taxation of Distributions

The Fund intends to make distributions of investment company taxable income after payment of the Fund’s operating expenses. For U.S. federal income tax purposes, all distributions are generally taxable as ordinary income or capital gains. Distributions of the Fund’s investment company taxable income (including short-term capital gains) will generally be treated as ordinary income to the extent of the Fund’s current and accumulated earnings and profits. Distributions of the Fund’s net capital gains (“capital gain dividends”), if any, are taxable to Shareholders as long-term capital gains, regardless of the length of time Shares have been held by Shareholders. Distributions, if any, in excess of the Fund’s earnings and profits will first reduce the adjusted tax basis of a Shareholder’s Shares and, after that basis has been reduced to zero, will constitute capital gains to the Shareholder (assuming the Shares are held as a capital asset). See below for a summary of the maximum tax rates applicable to capital gains (including capital gain dividends). A corporation that owns Shares generally will not be entitled to the dividends received deduction with respect to all of the dividends it receives from the Fund. Fund dividend payments that are attributable to qualifying dividends received by the Fund from certain domestic corporations may be designated by the Fund as being eligible for the dividends received deduction. There can be no assurance as to what portion of Fund dividend payments may be classified as qualifying dividends. With respect to the distributions of investment company taxable income described above, it may be the case that any such distributions would result in a return of capital to the Shareholder. The determination of the character for U.S. federal income tax purposes of any distribution from the Fund (i.e., ordinary income dividends, capital gains dividends, qualifying dividends, return-of-capital distributions) will be made as of the end of the Fund’s taxable year. Generally, no later than 60 days after the close of its taxable year, the Fund will provide Shareholders with a written notice designating the amount of any capital gain dividends or other distributions. See “Distribution Policy” for a more complete description of such returns and the risks associated with them.

The Fund may elect to retain its net capital gain or a portion thereof for investment and be taxed at corporate rates on the amount retained. In such case, it may designate the retained amount as undistributed capital gains in a notice to its Shareholders who will be treated as if each received a distribution of such Shareholder’s pro rata share of such gain, with the result that each Shareholder will (i) be required to report such Shareholder’s pro rata share of such gain on such Shareholder’s tax return as long-term capital gain, (ii) receive a refundable tax credit for such Shareholder’s pro rata share of tax paid by the Fund on the gain and (iii) increase the tax basis for such Shareholder’s Shares by an amount equal to the deemed distribution less the tax credit.

Under current law, certain income distributions paid by the Fund to individual taxpayers may be taxed at rates equal to those applicable to net long-term capital gains (generally, 20%). This tax treatment applies only if certain holding period and other requirements are satisfied by the Shareholder with respect to its Shares, and the dividends are attributable to qualified dividends received by the Fund itself. For this purpose, “qualified dividends” means dividends received by the Fund from certain United States corporations and certain qualifying foreign corporations, provided that the Fund satisfies certain holding period and other requirements in respect of the stock of such corporations. In the case of securities lending transactions, payments in lieu of dividends are not qualified dividends. While certain income distributions to Shareholders may qualify as qualified dividends, the Fund seeks to provide dividends regardless of whether they so qualify. As additional special rules apply to determine whether a distribution will be a qualified dividend, investors should consult their tax advisors. Investors should also see the Fund’s Statement of Additional Information under the heading “Certain Material United States Federal Income Tax Consequences” for more information relating to qualified dividends.

Dividends and interest received, and gains realized, by the Fund on foreign securities may be subject to income, withholding or other taxes imposed by foreign countries and U.S. possessions (collectively “foreign taxes”) that would reduce the return on its securities. Tax conventions between certain countries and the United States, however, may reduce or eliminate foreign taxes, and many foreign countries do not impose taxes on capital gains in respect of investments by foreign investors.

The Fund will inform its Shareholders of the source and tax status of all distributions promptly after the close of each calendar year.

The Fund may invest in other RICs. In general, the Code taxes a RIC which satisfies certain requirements as a pass-through entity by permitting a qualifying RIC to deduct dividends paid to its shareholders in computing the RIC’s taxable income. A qualifying RIC is also generally permitted to pass through the character of certain types of its income when it makes distributions. For example, a RIC may distribute ordinary dividends to its stockholders, capital gain dividends, or other types of dividends which effectively pass through the character of the RIC’s income to its stockholders, including the Fund.

An investor should be aware that, if Shares are purchased shortly before the record date for any taxable dividend (including a capital gain dividend), the purchase price likely will reflect the value of the dividend and the investor then would receive a taxable distribution likely to reduce the trading value of such Shares, in effect resulting in a taxable return of some of the purchase price.

Taxable distributions to individuals and certain other non-corporate Shareholders, including those who have not provided their correct taxpayer identification number and other required certifications, may be subject to “backup” U.S. federal income tax withholding currently equal to 24%. For more detailed information on backup withholding, see the Statement of Additional Information under the heading “Certain Material United States Federal Income Tax Consequences.”

Taxation of Sales, Exchanges or Other Dispositions

Selling Shareholders will generally recognize gain or loss in an amount equal to the difference between the Shareholder’s adjusted tax basis in the Shares sold and the amount received in exchange therefor. If the Shares are held as a capital asset, the gain or loss will be a capital gain or loss. Under current law, the maximum tax rate applicable to capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the maximum ordinary income tax rate for gains recognized on the sale of capital assets held for one year or less or (ii) generally, 20% for gains recognized on the sale of capital assets held for more than one year (as well as certain capital gain dividends). Any loss on a disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends received with respect to those Shares. The use of capital losses is subject to limitations. For purposes of determining whether Shares have been held for six months or less, the holding period is suspended for any periods during which the Shareholder’s risk of loss is diminished as a result of holding one or more other positions in substantially similar or related property, or through certain options or short sales. Any loss realized on a sale or exchange of Shares will be disallowed to the extent those Shares are replaced by other substantially identical Shares within a period of 61 days beginning 30 days before and ending 30 days after the date of disposition of the Shares. In that event, the basis of the replacement Shares will be adjusted to reflect the disallowed loss.

Information Reporting

Section 6045B of the Code generally imposes certain reporting requirements on the Fund with respect to any organizational action that affects the tax basis of the Shares for U.S. federal income tax purposes. The Fund has historically made return-of-capital distributions (“ROC Distributions”) to certain Shareholders and, to the extent such payments continue, the Fund will generally be required to file IRS Form 8937, Report of Organizational Actions Affecting Basis of Securities (“Form 8937”), with the IRS and deliver an information statement to certain Shareholders, subject to certain exceptions. Generally, the Fund must file Form 8937 with the IRS on or before the 45th day following the corporate action or, if earlier, January 15 of the year following the calendar year of the corporate action. In addition, the Fund must furnish the same information to certain Shareholders on or before January 15 of the year following the calendar year of the corporate action. However, the Fund generally would not be required to file Form 8937 or furnish this information to Shareholders provided it posts the requisite information on its primary public website by the due date for filing Form 8937 with the IRS and such information is available on its website (or any successor organization’s website) for 10 years.

As the Fund will generally not be able to determine whether a distribution during the year will be out of its earnings and profits (and, therefore, whether such distribution should be treated as a dividend or a ROC Distribution for these purposes) until the close of the tax year, the Fund does not intend to file Form 8937 until after the end of the current calendar year. Based on the limited interpretive guidance currently available, the Fund believes that its treatment of ROC Distributions and its current intended action regarding Form 8937 continue to be consistent with the requirements of Form 8937, Section 6045B and the Treasury Regulations thereunder. The Fund intends to utilize its best efforts to determine the tax characterization of the Fund’s distributions as soon as practicable following the close of the year and timely comply with the abovementioned Section 6045B requirements, to the extent applicable. The Fund and its management do not believe that the Fund will be subject to substantial penalties if it utilizes its best efforts to determine the tax characteristics of its distributions as soon as practicable following the close of the year to comply with Form 8937 and Section 6045B. The Fund may be subject to substantial penalties to the extent that it fails to timely comply with its Section 6045B reporting obligations. Each Shareholder is urged to consult its own tax advisor regarding the application of Section 6045B to its individual circumstances. A copy of the Fund’s most recently filed Form 8937 is available on the Fund’s website, www.totalreturnsecuritiesfund.com.

Net Investment Income Tax

A U.S. Holder (as defined in the Fund’s Statement of Additional Information under the heading “Certain Material United States Federal Income Tax Consequences”) that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. Holder’s “net investment income” may generally include portfolio income (such as interest and dividends), and income and net gains from an activity that is subject to certain passive activity limitations, unless such income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of the net investment income tax to your ownership and disposition of shares of the Fund.

Payments to Foreign Financial Institutions

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), and Treasury regulations promulgated thereunder, generally provide that a 30% withholding tax may be imposed on payments of U.S. source income, including U.S. source interest and dividends, to certain non-U.S. entities unless such entities enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, interests in such entities, as well as certain other information relating to such interests. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of Shares on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. The preamble to these proposed regulations indicates that taxpayers may rely on them pending their finalization. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications and obligations of FATCA.

Other Taxation

The Fund’s Shareholders may be subject to state, local and foreign taxes on its distributions. Shareholders are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the Fund.

The foregoing briefly summarizes certain material U.S. federal income tax consequences to Shareholders of investing in the Shares, reflects the U.S. federal tax law as of the date of this prospectus, and except as expressly provided herein does not address special tax rules applicable to certain types of investors, such as corporate, tax exempt and foreign investors. Investors should consult their tax advisers regarding other U.S. federal, state, local, or foreign tax considerations that may be applicable in their particular circumstances, as well as any proposed tax law changes.

DESCRIPTION OF CAPITAL STRUCTURE

The Fund was incorporated in Delaware on October 24, 1986. As of June 30, 2025, the Fund had 12,990,705 Shares issued and outstanding.

Shares of Common Stock

The Fund’s Articles of Incorporation, as amended (the “Charter”), which has been filed with the SEC, permits the Fund to issue 50,000,000 shares of common stock, par value $.001. Fractional shares are permitted. Each Share represents an equal proportionate interest in the net assets of the Fund with each other Share. Holders of Shares will be entitled to the payment of dividends when declared by the Board. Each whole Share shall be entitled to one vote as to matters on which it is entitled to vote pursuant to the terms of the Charter on file with the SEC. Upon liquidation of the Fund, after paying or adequately providing for the payment of all liabilities of the Fund, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for the protection of the Directors, the Board may distribute the remaining net assets of the Fund among its Shareholders. Shares are not liable to further calls or to assessment by the Fund. There are no pre-emptive rights associated with Shares.

The Fund has no present intention of offering additional Shares, except as described herein in connection with the exercise of the Rights. Other offerings of its Shares, if made, will require approval of the Board. Any additional offering will not be sold at a price per Share below the then current NAV (exclusive of underwriting discounts and commissions) except in connection with an offering to existing Shareholders or with the consent of a majority of the Fund’s outstanding Shares.

The Fund generally will not issue share certificates. The Fund’s Transfer Agent will maintain an account for each Shareholder upon which the registration and transfer of Shares are recorded, and transfers will be reflected by bookkeeping entry, without physical delivery. The Transfer Agent will require that a Shareholder provide requests in writing, accompanied by a valid signature guarantee form, when changing certain information in an account such as wiring instructions or telephone privileges.

Outstanding Securities

The following table sets forth certain information regarding the Fund’s authorized shares and shares outstanding as of June 30, 2025.

(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held By Registrant or for its Account	Amount Outstanding Exclusive of Amount Shown Under (3)
Shares of Common Stock	50,000,000	0	12,990,705

Trading and Net Asset Value Information

In the past, the Shares have traded at a discount in relation to NAV. Shares of closed-end investment companies such as the Fund frequently trade at a discount from NAV. See “Risk Factors.” The Shares are listed and traded on the NYSE. The average weekly trading volume of the Shares during the calendar year ended December 31, 2024 was 93,475 Shares.

The following table shows for the quarters indicated: (i) the high and low sale price of the Shares on the NYSE; (ii) the high and low NAV per Share; and (iii) the high and low premium or discount to NAV at which the Shares were trading (as a percentage of NAV):

Fiscal Quarter Ended	High Close	Low Close	High NAV	Low NAV	Premium/ (Discount) to High NAV	Premium/ (Discount) to Low NAV
03/31/2023	8.21	7.53	9.47	8.85	-13.41%	-14.92%
06/30/2023	8.37	7.97	10.13	9.39	-17.77	-15.12
09/30/2023	8.56	7.56	10.09	8.91	-15.56	-14.81
12/31/2023	8.20	7.12	9.78	8.60	-17.38	-16.98
03/31/2024	8.25	7.79	9.75	9.27	-15.38	-15.97
06/30/2024	8.27	7.50	10.00	8.94	-17.30	-16.11
09/30/2024	9.03	8.04	10.57	9.57	-15.80	-15.67
12/31/2024	8.93	7.49	10.23	8.89	-12.71	-14.62
03/31/2025	9.22	7.57	10.17	8.90	-9.73	-9.55
06/30/2025	9.38	6.13	9.93	6.94	-5.54	-7.78
09/30/2025	6.33	6.00	7.19	6.93	-12.10	-12.41

Repurchase of Shares

The Fund may, pursuant to Section 23 of the Investment Company Act, purchase Shares on the open market from time to time, at such times, and in such amounts as may be deemed advantageous to the Fund. Nothing herein shall be considered a commitment to purchase such Shares. No limit has been placed on the number of Shares to be repurchased by the Fund other than those imposed by federal securities laws. All purchases will be made in accordance with federal securities laws, with Shares repurchased held in treasury for future use by the Fund. In determining to repurchase Shares, the Board will consider such factors as the market price of the Shares, the NAV of the Shares, the liquidity of the assets of the Fund, the effect on the Fund’s expenses, whether such transactions would impair the Fund’s status as a regulated investment company or result in a failure to comply with applicable asset coverage requirements, general economic conditions and such other events or conditions which may have a material effect on the Fund’s ability to consummate such transactions.

Additional Provisions of the Charter

The Fund’s Charter includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund, or to cause it to engage in certain transactions or to modify its structure. Under the Charter, actions by Shareholders may be taken by a vote of the majority of the outstanding Shares of the Fund, except that the vote of at least 75% of the outstanding Shares of the Fund is required to authorize any of the following acts:

(1)	merger or consolidation of the Fund with another corporation,

(2)	the liquidation or dissolution of the Fund;

(3)	the sale of all or substantially all of the assets of the Fund (other than in the regular course of the Fund’s investment activities);

(4)	conversion of the Fund to an open-end investment company; or

(5)	any amendment to the Charter that reduces the 75% vote required to authorize the actions listed in (1)-(4) above.

The Directors have determined that the 75% requirement described above, which is greater than the minimum requirements under the 1940 Act, is in the best interests of the Fund and its Shareholders generally. Please refer to the Fund’s Charter, on file with the SEC, for the full text of these provisions. These provisions could have the effect of depriving Shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of the Fund in a tender offer or similar transaction and may have the effect of inhibiting the Fund’s conversion to open-end status.

LEGAL MATTERS

Certain legal matters in connection with the Shares will be passed upon for the Fund by Sullivan & Cromwell LLP, located at 125 Broad Street, New York, New York 10004.

REPORTS TO STOCKHOLDERS

The Fund makes available to its Shareholders unaudited semi-annual and audited annual reports, including a list of investments held.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tait, Weller & Baker LLP is the independent registered public accounting firm for the Fund and will audit the Fund’s financial statements. Tait, Weller & Baker LLP is located at Two Liberty Place, 50 South 16th Street, Suite 2900, Philadelphia, PA 19102.

ADDITIONAL INFORMATION

The prospectus and the Statement of Additional Information do not contain all of the information set forth in the Registration Statement that the Fund has filed with the SEC (File No. 333-290708). The complete Registration Statement may be obtained from the SEC at www.sec.gov. See the cover page of this prospectus for information about how to obtain a paper copy of the Registration Statement or Statement of Additional Information without charge.

THE FUND’S PRIVACY POLICY

Privacy Policy Notice

The following is a description of the Fund’s policies regarding disclosure of nonpublic personal information that you provide to the Fund or that the Fund collects from other sources. In the event that you hold shares of the Fund through a broker-dealer or other financial intermediary, the privacy policy of the financial intermediary would govern how your nonpublic personal information would be shared with unaffiliated third parties.

CATEGORIES OF INFORMATION THE FUND COLLECTS. The Fund collects the following nonpublic personal information about you:

1.	Information from the Consumer: this category includes information the Fund receives from you on or in applications or other forms, correspondence, or conversations (such as your name, address, phone number, social security number, assets, income and date of birth); and

2.	Information about the Consumer’s transactions: this category includes information about your transactions with the Fund, its affiliates, or others (such as your account number and balance, payment history, parties to transactions, cost basis information, and other financial information).

CATEGORIES OF INFORMATION THE FUND DISCLOSES. The Fund does not disclose any nonpublic personal information about its current or former shareholders to unaffiliated third parties, except as required or permitted by law. The Fund is permitted by law to disclose all of the information it collects, as described above, to its service providers (such as the custodian, administrator and transfer agent) to process your transactions and otherwise provide services to you.

CONFIDENTIALITY AND SECURITY. The Fund restricts access to your nonpublic personal information to those persons who require such information to provide products or services to you. The Fund maintains physical, electronic and procedural safeguards that comply with federal standards to guard your nonpublic personal information.

Not part of the prospectus

Total Return Securities Fund

12,990,705 Rights for

12,990,705 Shares of Common Stock

PROSPECTUS

November 14, 2025

STATEMENT OF ADDITIONAL INFORMATION

November 14, 2025

TOTAL RETURN SECURITIES FUND

C/O U.S. BANCORP FUND SERVICES, LLC

615 EAST MICHIGAN STREET

MILWAUKEE, WI 53202

THIS STATEMENT OF ADDITIONAL INFORMATION (“SAI”) IS NOT A PROSPECTUS. THIS SAI SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS OF TOTAL RETURN SECURITIES FUND (THE “FUND”), DATED NOVEMBER 14, 2025 (THE “PROSPECTUS”), AS IT MAY BE SUPPLEMENTED FROM TIME TO TIME. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS SAI HAVE THE MEANINGS GIVEN TO THEM IN THE PROSPECTUS.

A COPY OF THE PROSPECTUS MAY BE OBTAINED WITHOUT CHARGE BY CALLING THE FUND TOLL FREE AT 1-800-937-5449 OR BY VISITING THE FUND’S WEBSITE AT WWW.TOTALRETURNSECURITIESFUND.COM. THE REGISTRATION STATEMENT OF WHICH THE PROSPECTUS IS A PART CAN BE REVIEWED AND COPIED AT THE PUBLIC REFERENCE ROOM OF THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AT 100 F STREET NE, WASHINGTON, D.C. 20549-0102. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT (800) SEC-0330. THE FUND’S FILINGS WITH THE SEC ARE ALSO AVAILABLE TO THE PUBLIC ON THE SEC’S WEBSITE AT WWW.SEC.GOV. COPIES OF THESE FILINGS MAY BE OBTAINED, AFTER PAYING A DUPLICATING FEE, BY ELECTRONIC REQUEST AT THE FOLLOWING E-MAIL ADDRESS: PUBLICINFO@SEC.GOV, OR BY WRITING THE SEC’S PUBLIC REFERENCE SECTION, 100 F STREET NE, WASHINGTON, D.C. 20549-0102.

FORWARD-LOOKING STATEMENTS

This SAI contains or incorporates by reference “forward-looking statements” (within the meaning of the federal securities laws) that involve risks and uncertainties. Forward-looking statements are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended. These statements describe the Fund’s plans, strategies and goals and the Fund’s beliefs and assumptions concerning future economic or other conditions and the outlook for the Fund based on currently available information. In this SAI, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently.

The Fund’s actual results could differ materially from those anticipated in the forward-looking statements because of various risks and uncertainties, including the factors set forth in the section headed “Risk Factors” in the Prospectus and elsewhere in the Prospectus and this SAI. You should consider carefully the discussions of risks and uncertainties in the “Risk Factors” section in the Prospectus. The forward-looking statements contained in this SAI are based on information available to the Fund on the date of this SAI, and the Fund assumes no obligation to update any such forward-looking statements, except as required by law.

GENERAL INFORMATION AND HISTORY

Total Return Securities Fund (f/k/a The Swiss Helvetia Fund) (the “Fund”) was incorporated in Delaware on October 24, 1986 and is a closed-end management investment company registered with the SEC under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”). Bulldog Investors, LLP (“Bulldog”) is the Fund’s investment adviser (the “Investment Adviser”). On February 21, 2025, shareholders approved replacing the Fund’s investment objective with a non-fundamental investment objective of long-term total return. Also on that date shareholders approved a new investment advisory agreement between the Fund and Bulldog as the Fund’s investment adviser. On March 31, 2025, Bulldog became the Fund’s investment adviser.

Bulldog intends to achieve the Fund’s investment objective primarily by purchasing U.S. securities or other assets that, in the opinion of Bulldog, are undervalued at the time of purchase and (1) have the potential for growth and/or (2) where the perceived discount from their intrinsic value is likely to narrow over time. When advisable, Bulldog may seek to influence the management of a portfolio company to take actions to increase the market price of the Fund’s investment in that company’s securities (e.g., by such company repurchasing its securities, paying a special dividend, or by considering restructuring actions, such as selling or liquidating the company). The Fund’s investments may also include the securities of companies undergoing a corporate event such as mergers, liquidations, reorganizations, or spin-offs. Investments will not be restricted to any types of securities (e.g., equity, fixed income) or their liquidity. At times, the portfolio may be highly concentrated. The Fund may invest in securities of companies with any market capitalization and will not be required to be fully invested at any time. There will be no limitation with respect to the portion of the Fund’s total assets held in cash and cash equivalents. The Fund may use leverage and may hedge its investments.

INVESTMENT RESTRICTIONS

Fundamental Policies

The Fund has adopted the following investment restrictions that may not be changed without the affirmative vote of a “majority of the outstanding voting securities” of the Fund, which is defined in the 1940 Act to mean the affirmative vote of the lesser of (1) more than 50% of the outstanding shares of the Fund, or (2) 67% or more of the shares present at a meeting if more than 50% of the outstanding shares of the Fund are represented at the meeting in person or by proxy. The Fund may not:

1.	Invest 25% or more of the total value of its assets in any particular industry, except that the Fund’s investment in closed-end funds (including business development companies) shall not be deemed to be an investment in a particular industry.

2.	Issue senior securities, borrow money or pledge its assets, except to the extent permitted under the 1940 Act and the rules and regulations thereunder.

3.	Make loans, except through the purchase of debt obligations consistent with the Fund’s investment policies.

4.	Buy or sell commodities, commodity contracts, futures contracts, real estate or interests in real estate, except that the Fund may purchase and sell securities issued by Swiss Real Estate Companies, and the Fund may acquire, hold and sell real estate or mortgages on real estate as a result of default, liquidation or other distributions of an interest in real estate as a result of the Fund’s ownership of securities of Swiss Real Estate Companies.

5.	Make short sales of securities or maintain a short position in any securities, except that the Fund may make short sales of securities or maintain a short position in securities for hedging and risk management purposes.

6.	Purchase securities on margin, except such short-term credits as may be necessary or routine of the clearance or settlement of transactions.

7.	Act as an underwriter, except to the extent the Fund may be deemed to be an underwriter in connection with the sales of securities in its portfolio.

8.	Invest 10% or more of the total value of its assets in securities which cannot be readily resold because of legal or contractual restrictions or which are not otherwise readily marketable.

Non-Fundamental Policy

The following non-fundamental investment policy of the Fund may be changed by the Directors without shareholder approval:

1.	The Fund will pursue its investment objective primarily by purchasing U.S. securities or other assets that, in its view, are undervalued at the time of purchase and (1) have the potential for growth and/or (2) where the perceived discount from their intrinsic value is likely to narrow over time.

2.	The Fund has adopted a policy to invest, under normal circumstances, at least 80% of the value of its assets in investments in accordance with the investment focus of long-term total return. The Fund has also adopted a policy to provide Fund shareholders with at least 60 days prior notice of any change in this policy and any change in the Fund’s name that would accompany this change.

All percentage limitations on investments will apply at the time of investment and shall not be considered violated unless an excess or deficiency occurs or exists immediately after and as a result of such investment. Except for the fundamental investment restrictions listed above, the other investment policies described in this SAI or the Prospectus are not fundamental and may be changed by approval of the Directors.

MANAGEMENT

The Fund’s business and affairs are managed under the direction of the Fund’s Board of Directors (the “Board”). The Board currently consists of five (5) individuals, three (3) of whom are not “interested persons” as that term is defined in Section 2(a)(19) of the 1940 Act. These individuals are referred to as “Independent Directors.” The Board elects the Fund’s officers, who serve at the discretion of the Board.

The Directors approve all significant agreements between the Fund and persons or companies furnishing services to it, including the Fund’s agreements with its Investment Adviser, administrator, custodian and transfer agent. The management of the Fund’s day-to-day operations is delegated to its officers, the Investment Adviser and the Fund’s administrator, subject always to the investment objective and policies of the Fund and to the general supervision of the Directors.

Directors and Executive Officers

The following table sets forth the Directors and executive officers of the Fund, their name, address, age, position with the Fund, term of office and length of service with the Fund, principal occupation or employment during the past five years and other directorships held at October 20, 2025. The address for all Directors and executive officers of the Fund is c/o Total Return Securities Fund, 615 East Michigan Street, Milwaukee, WI 53202.

Name, Address and Age	Position(s) Held with the Fund (Since)	Term of Office and Length of Time Served	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex Overseen by Director*	Other Directorships held by Director
INTERESTED DIRECTORS
Andrew Dakos** (59)	Director (2017) and Chairman (2018); President and Chief Executive Officer (2019)	1 year; Since 2017	Partner, Bulldog Investors, LLP; Partner, Ryan Heritage, LLP; Principal of the former general partner of several private investment partnerships in the Bulldog group of private funds; Principal of the managing general partner of Bulldog Investors General Partnership	3	President and Director of Special Opportunities Fund, Inc. since 2009; Trustee, Crossroads Liquidating Trust (formerly, Crossroads Capital, Inc.) from 2015-2020; President and Trustee of High Income Securities Fund since 2018; Director, Brookfield DTLA Fund Office Trust Investor Inc. since 2017, BNY Mellon Municipal Income, Inc. from 2024-2025, and Tejon Ranch Co. since 2025

Name, Address and Age	Position(s) Held with the Fund (Since)	Term of Office and Length of Time Served	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex Overseen by Director*	Other Directorships held by Director
Phillip Goldstein** (80)	Director (2018)	1 year; Since 2018	Partner, Bulldog Investors, LLP since 2009; Partner of Ryan Heritage, LLP; Principal of the former general partner of several private investment partnerships in the Bulldog group of private funds since 2009; Principal of the managing general partner of Bulldog Investors General Partnership	3

Chairman and Director of The Mexico Equity and Income Fund, Inc. since 2000; Chairman, Director and Secretary of Special Opportunities Fund, Inc.

since 2009; Chairman, Trustee and Secretary of High Income Securities Fund since 2018; Director of Brookfield DTLA Fund Office Trust Investor Inc. since 2017 and BNY Mellon Municipal Income, Inc. from 2024-2025; MVC Capital, Inc. from 2012-2020; Trustee of Crossroads Liquidating Trust (formerly, Crossroads Capital, Inc.) from 2016-2020

Name, Address and Age	Position(s) Held with the Fund (Since)	Term of Office and Length of Time Served	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex Overseen by Director*	Other Directorships held by Director
INDEPENDENT DIRECTORS
Richard Dayan (81)	Director (2018); Member of the Audit and Valuation Committee (2018); Chairman of the Nominating and Corporate Governance Committee (2018)	1 year; Since 2018	President and owner of Cactus Trading since 1990.	2	Trustee of High Income Securities Fund since 2018

Name, Address and Age	Position(s) Held with the Fund (Since)	Term of Office and Length of Time Served	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex Overseen by Director*	Other Directorships held by Director
Moritz Sell (57)	Director (2017); Chairman of the Audit and Valuation Committee (2017); Lead Independent Director (2018)	1 year; Since 2017	Principal, Edison Holdings GmbH; Senior Advisor, Markston International LLC until 2019; Director, Market Strategist and Head of Proprietary Trading (London Branch), Landesbank Berlin AG and Landesbank Berlin Holding AG (formerly, Bankgesellschaft Berlin AG) from 1996 to 2013	2	Trustee of High Income Securities Fund since 2018; Director of DMF (BNY Mellon Municipal Income, Inc.) from 2024-2025, FAX (Aberdeen Asia Pacific Income Fund) and FCO (Aberdeen Australia Equity Fund) since 2004; Director of Aberdeen Greater China Fund until 2018; Chairman and Director of Aberdeen Singapore Fund until 2018

Name, Address and Age	Position(s) Held with the Fund (Since)	Term of Office and Length of Time Served	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex Overseen by Director*	Other Directorships held by Director
Gerald Hellerman (87)	Director (2018); Member of the Audit and Valuation Committee (2018)	1 year; Since 2018	Chief Compliance Officer of The Mexico Equity and Income Fund, Inc. from 2001 through March 31, 2020 and Special Opportunities Fund, Inc. from 2009 through March 31, 2020; Managing Director of Hellerman Associates (a financial and corporate consulting firm) since 1993 (which terminated activities as of December 31, 2013)	3	Director of Mexico Equity and Income Fund, Inc. since 2001; Special Opportunities Fund, Inc. since 2009; Fiera Capital Series Trust from 2017-2023; Trustee of High Income Securities Fund since 2018; MVC Capital, Inc. from 2003-2020; Trustee of Crossroads Liquidating Trust (formerly, Crossroads Capital, Inc.) from 2017-2020
OFFICERS***
Andrew Dakos** (59)	Director (2017) and Chairman (2018); President and Chief Executive Officer (2019)	1 year; Since 2018	Partner in Bulldog; Partner in Ryan Heritage, LLP since 2019; Principal of the former general partner of several private investment partnerships in the Bulldog group of funds.	3	n/a
Thomas Antonucci (56)	Chief Financial Officer (2019)	1 year; Since 2019	Director of Operations, Bulldog; Chief Financial Officer and Treasurer of Special Opportunities Fund; Treasurer of High Income Securities Fund	n/a	n/a

Name, Address and Age	Position(s) Held with the Fund (Since)	Term of Office and Length of Time Served	Principal Occupation During the Past Five Years	Number of Portfolios in Fund Complex Overseen by Director*	Other Directorships held by Director
Stephanie Darling (55)	Chief Compliance Officer (2019)	1 year; Since 2019

General Counsel and Chief Compliance Officer of Bulldog; Chief Compliance Officer of Ryan Heritage, LLP, High Income Securities Fund, Special Opportunities Fund, Inc., and Mexico Equity and Income Fund, Inc.; Principal of The Law Office of Stephanie Darling; Editor-in-Chief of The Investment Lawyer

				n/a	n/a
Rajeev Das (56)	Secretary (2019)	1 year; Since 2019	Head of Trading, Bulldog	n/a	n/a

* The Fund Complex is comprised of the Fund, Special Opportunities Fund, Inc. (NYSE: SPE) and High Income Securities Fund (NYSE: PCF).

** Messrs. Dakos and Goldstein each may be considered an “interested person” of the Fund within the meaning of the 1940 Act because of their positions as partners of the Fund’s Investment Adviser and Mr. Dakos’ position as an officer of the Fund.

*** Each executive officer serves on a year-to-year basis for an indefinite term, until his or her successor is elected and qualified.

The Board believes that the significance of each Director’s experience, qualifications, attributes or skills is an individual matter (meaning that experience that is important for one Director may not have the same value for another) and that these factors are best evaluated at the Board level, with no single Director, or particular factor, being indicative of the Board’s effectiveness. However, the Board believes that Directors need to have the ability to critically review, evaluate, question and discuss information provided to them, and to interact effectively with Fund management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties; the Board believes that the Directors satisfy this standard. Experience relevant to having this ability may be achieved through a Director’s educational background; business, professional training or practice (e.g., medicine, accounting or law), public service or academic positions; experience from service as a board member (including the Board of the Fund) or as an executive of investment funds, public companies or significant private or not-for-profit entities or other organizations; and/or other life experiences. The Board’s Nominating and Corporate Governance Committee Charter contains certain other factors considered by the Nominating and Corporate Governance Committee in identifying and evaluating potential Director nominees. The Board and its committees have the ability to engage other experts as appropriate.

Information about each Director follows (supplementing the information provided in the table above), including some of the specific experiences, qualifications, attributes or skills that each Director possesses which the Board believes has prepared them to be effective Directors. Each Director satisfies the Fund’s Director qualification requirements set forth in the Nominating and Corporate Governance Committee Charter, which are as follows: (i) the character and integrity of the person: (ii) whether or not the person is qualified under applicable laws and regulations to serve as a Director of the Fund; (iii) whether or not the person has any relationships that might impair his or her service on the Board; (iv) whether nomination of the person would be consistent with Fund policy and applicable laws and regulations regarding the number and percentage of Independent Directors on the Board; (v) whether or not the person serves on boards of, or is otherwise affiliated with, competing financial service organizations or their related fund complexes; (vi) whether or not the person is willing to serve and is willing and able to commit the time necessary for the performance of the duties and responsibilities of a Director of the Fund; and (vii) the educational background; business, professional training or practice (e.g., medicine, accounting or law), public service or academic positions; experience from service as a board member (including the Board) or as an executive of investment funds, public companies or significant private or not-for-profit entities or other organizations; and/or other life experiences. The Nominating and Corporate Governance Committee also may consider whether a potential nominee’s professional experience, education, skills and other individual qualities and attributes, including gender, race or national origin, would provide beneficial diversity of skills, experience or perspective to the Board’s membership and collective attributes.

Andrew Dakos. Mr. Dakos has been the President and Chief Executive Officer of the Fund since 2019 and has served as a Director (since 2017) and Chairman of the Board (since 2018). Mr. Dakos has over 20 years of investment management experience. He is currently a Partner in Bulldog and Ryan Heritage, LLP, each an investment adviser registered with the SEC. He is also a principal of the former general partner of several private investment partnerships in the Bulldog group of private funds. Mr. Dakos is also a director/trustee of two other closed-end funds, one subsidiary of a large commercial real estate company, and one real estate development company.

Phillip Goldstein. Mr. Goldstein has been a Director of the Fund since 2018. Mr. Goldstein has over 30 years of investment management experience. He is currently a Partner in Bulldog and Ryan Heritage, LLP, each an investment adviser registered with the SEC. He is also a principal of the former general partner of several private investment partnerships in the Bulldog group of private funds. Mr. Goldstein is also a director of three (3) other closed-end funds and one subsidiary of a large commercial real estate company.

Richard Dayan. Mr. Dayan has been a Director of the Fund since 2018. Mr. Dayan has been the President and owner of Cactus Trading, an importer and exporter of clothing and accessories since 1990. Mr. Dayan formerly served for 15 years as controller for Biltmore Textiles, a major textile company. Prior to that, he was an auditor for a public accounting firm.

Moritz Sell. Mr. Sell has been a Director of the Fund since 2017. Mr. Sell currently serves as Principal of Edison Holdings GmbH, a commercial real estate and venture capital firm. From 1996 to 2013, he served as a Director, Market Strategist and Head of Proprietary Trading (London Branch) of Landesbank Berlin AG and its predecessor, Landesbank Berlin Holding AG (formerly named Bankgesellschaft Berlin AG). Mr. Sell currently serves as a director of Aberdeen Australia Equity Fund, Aberdeen Global Income Fund, Aberdeen Asia Pacific Income Fund, trustee of High Income Securities Fund and previously served as a director of Aberdeen Singapore Fund (including as chairman of the board) and Aberdeen Greater China Fund.

Gerald Hellerman. Mr. Hellerman has been a Director of the Fund since 2018. Mr. Hellerman has more than 40 years of financial experience, including serving as a Financial Analyst and Branch Chief at the SEC, Special Adviser to the U.S. Senate Antitrust and Monopoly Subcommittee and as Chief Financial Analyst at the Antitrust Division of the U.S. Department of Justice for 17 years. He has served as a director of a number of public companies, including registered investment companies, and as a financial and corporate consultant during the period from 1993 to 2014.

Specific details regarding each Director’s principal occupations during the past five years are included above. The summaries set forth above as to the experience, qualifications, attributes and/or skills of the Directors do not constitute holding out the Board or any Director as having any special expertise or experience, and do not impose any greater responsibility or liability on any such person or on the Board as a whole than would otherwise be the case.

Board Composition and Leadership Structure

The Board currently consists of five (5) individuals, two (2) of whom are Interested Directors of the Fund. The Chairman of the Board, Mr. Dakos, is an Interested Director and is the President and Chief Executive Officer of the Fund. Mr. Sell serves as the Board’s lead independent director.

The Board believes that its structure facilitates the orderly and efficient flow of information to the Directors from the service providers with respect to services provided to the Fund, potential conflicts of interest that could arise from these relationships and other risks that the Fund may face. The Board further believes that its structure allows all of the Directors to participate in the full range of the Board’s oversight responsibilities. The Board believes that the orderly and efficient flow of information and the ability to bring each Director’s talents to bear in overseeing the Fund’s operations is important, in light of the size and complexity of the Fund and the risks that the Fund faces. Based on each Director’s experience and expertise with closed-end funds, the Board believes that its leadership structure is appropriate and efficient. The Board and its committees review their structures regularly, to help ensure that they remain appropriate as the business and operations of the Fund, and the environment in which the Fund operates, change.

Currently, the Board has an Audit and Valuation Committee and a Nominating and Corporate Governance Committee.

Board’s Role in Risk Oversight of the Fund

The Board oversees risk management for the Fund directly and, as to certain matters, through its committees. The Board exercises its oversight in this regard primarily through requesting and receiving reports from and otherwise working with the Fund’s senior officers (including the Fund’s President and Chief Executive Officer, Chief Financial Officer and Chief Compliance Officer), members of the Investment Adviser and other personnel of the Fund’s independent auditors, legal counsel and personnel from the Fund’s other service providers. The Board has adopted, on behalf of the Fund, and periodically reviews, with the assistance of the Fund’s Chief Compliance Officer, policies and procedures designed to address certain risks associated with the Fund’s activities. In addition, the Fund’s service providers also have adopted policies, processes and procedures designed to identify, assess and manage certain risks associated with the Fund’s activities, and the Board receives reports from service providers with respect to the operation of these policies, processes and procedures as required and/or as the Board deems appropriate.

Compensation of Directors

The Board does not have a standing compensation committee. Currently, each Director who is not an “interested person” of the Fund or the Investment Adviser receives $42,000 annually in compensation, except for the Chairman of the Board to whom the Fund pays an annual fee of $56,000 and for the Chairs of the Audit and Valuation and the Nominating and Corporate Governance Committees to each of whom the Fund pays an annual fee of $48,000. In addition, the Fund pays each Independent Director $2,000 for each Board meeting attended in person and $750 for each Board meeting attended by telephone. Each Director who is a member of a Committee is paid a fee of $750 for each Committee meeting attended, whether in person or by telephone. The Fund also pays an annual fee of $25,000 to the President and Chief Executive Officer, $30,000 to the Chief Financial Officer, $25,000 to the Secretary and $54,000 to the Chief Compliance Officer of the Fund. The Investment Adviser is compensated by the Fund through a monthly advisory fee at an annual rate of 1.00% of the Fund’s average weekly total assets, deducting all officer and director fees paid to those officers and directors of the Fund (other than the Fund’s Chief Compliance Officer) affiliated with Bulldog.

Other than described above, Directors who are “interested persons” of the Fund will not receive any compensation for their services as Directors. The Fund does not have a bonus, profit sharing, pension or retirement plan. No other entity affiliated with the Fund pays any compensation to the Directors. The table below details the amount of compensation the Fund’s Directors received from the Fund during the year ended December 31, 2024.

Name of Director	Director Since	Aggregate Compensation From Fund	Pension or Retirement Benefits Accrued as Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation From Fund and Fund Complex* Paid to Director
Independent Directors
Richard Dayan	2018	$57,500	None	None	$109,000
Moritz Sell	2017	$60,500	None	None	$114,500
Gerald Hellerman	2018	$60,000	None	None	$170,500
Interested Directors
Andrew Dakos	2017	$85,750	None	None	$305,750
Phillip Goldstein	2018	$59,750	None	None	$279,750

*       The Fund Complex is comprised of the Fund, Special Opportunities Fund, Inc. (NYSE: SPE) and High Income Securities Fund (NYSE: PCF).

Management Ownership

To the knowledge of the Fund’s management, as of October 20, 2025 the Directors and officers of the Fund beneficially owned, as a group, less than 5% of the shares of the Fund’s common stock. The following table sets forth the aggregate dollar range of equity securities in the Fund that is owned by each Director and principal officer as of October 20, 2025. The information as to beneficial ownership is based on statements furnished to the Fund by each Director and principal officer:

Name	Position	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities In All Funds overseen by Director in Family of Investment Companies*
Richard Dayan	Independent Director	None	None
Moritz Sell	Independent Director	$10,001-$50,000	$10,001-$50,000
Gerald Hellerman	Independent Director	$10,001-$50,000	$10,001-$50,000
Andrew Dakos**	Interested Director and Chairman, President and Chief Executive Officer	$10,001-$50,000	$10,001-$50,000
Phillip Goldstein**	Interested Director	Over $100,000	Over $100,000
Thomas Antonucci**	Chief Financial Officer	None	None
Stephanie Darling**	Chief Compliance Officer	None	None
Rajeev Das**	Secretary	$1-$10,000	$1-$10,000

*	The Family of Investment Companies consists of the Fund, Special Opportunities Fund and High Income Securities Fund.
**	Messrs. Dakos, Goldstein, Antonucci and Das and Ms. Darling each may be considered an “interested person” of the Fund within the meaning of the 1940 Act.

Additional Information about the Board

Board Meetings and Committees.

During the fiscal year ended December 31, 2024, the Board met four (4) times. During the fiscal year ended December 31, 2024, each present Director attended at least 75% of the meetings of the Board and of the Committees of which he is a member, held since his respective election.

Audit and Valuation Committee

At a meeting of the Board held on September 12, 2025, the Board determined to combine the Audit Committee and the Valuation Committee (which had previously been established on March 21, 2025). The Audit and Valuation Committee's responsibilities include: (i) the integrity of the Fund’s financial statements; (ii) the Fund’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications, independence and performance and (iv) overseeing the implementation and operation of the Fund's security valuation procedures applicable to the Fund's portfolio assets. The Audit and Valuation Committee has direct responsibility to appoint, retain, determine the compensation of, evaluate and terminate the Fund’s independent registered public accounting firm, including sole authority to approve all audit engagement fees and terms, and in connection therewith, to review and evaluate matters potentially affecting the independence and capabilities of the independent registered public accounting firm. The Audit and Valuation Committee also oversees the accounting and financial reporting processes of the Fund and the audits of the Fund’s financial statements as well as the administration of the Fund.

Although the Audit and Valuation Committee is expected to take a detached and questioning approach to the matters that come before it, the review of the Fund’s financial statements by the Audit and Valuation Committee is not an audit, nor does the Audit and Valuation Committee’s review substitute for the responsibilities of the Fund’s management for preparing, or the independent auditors for auditing, the financial statements. Members of the Audit and Valuation Committee are not full-time employees of the Fund and, in serving on the Audit and Valuation Committee, are not, and do not hold themselves out to be, acting as accountants or auditors. As such, it is not the duty or responsibility of the Audit and Valuation Committee or its members to conduct “field work” or other types of auditing or accounting reviews. In discharging their duties, the members of the Audit and Valuation Committee are entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers of the Fund whom such Director reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within the person’s professional or expert competence; or (3) a Board committee of which the Director is not a member.

The Audit and Valuation Committee currently consists of Messrs. Dayan, Sell and Hellerman. None of the members of the Audit and Valuation Committee has any relationship to the Fund that may interfere with the exercise of his independence from management of the Fund, and each is independent as defined under the listing standards of the New York Stock Exchange (“NYSE”) applicable to closed-end funds. Mr. Sell is the Chairman of the Audit and Valuation Committee. The Board has determined that each of Messrs. Dayan, Sell and Hellerman is an “audit committee financial expert” as such term is defined by the Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Sell’s service on the audit committees of more than three (3) public companies does not impair his ability to effectively serve on the Fund’s Audit and Valuation Committee because, like the Fund, those other companies are listed closed-end funds. The Board has likewise determined that Mr. Hellerman’s service on the audit committees of more than three (3) public companies does not impair his ability to effectively serve on the Fund’s Audit and Valuation Committee because, like the Fund, those other companies are listed closed-end funds. The Board’s then existing Audit Committee met four (4) times during the year ended December 31, 2024.

Nominating and Corporate Governance Committee

The Board has established a Nominating and Corporate Governance Committee whose responsibilities include: (i) selecting and nominating persons for election or appointment to the Board and (ii) overseeing the annual assessment of the effectiveness of the Board and such other matters of Fund governance as may be delegated to it by the Board or determined by the Nominating and Corporate Governance Committee to be appropriate. In evaluating potential nominees, including any nominees recommended by shareholders, the Nominating and Corporate Governance Committee may consider whether a potential nominee’s professional experience, education, skills and other individual qualities and attributes, including gender, race or national origin, would provide beneficial diversity of skills, experience or perspective to the Board’s membership and collective attributes. Such considerations will vary based on the Board’s existing membership and other factors, such as the strength of a potential nominee’s overall qualifications relative to diversity considerations. The Nominating and Corporate Governance Committee will consider nominees recommended by a shareholder if such recommendation is in writing and is received in a timely manner by the Fund and otherwise complies with the requirements for such proposals contained in the Nominating and Corporate Governance Committee Charter, the Fund’s By-Laws and other applicable law. Any such recommendations should be submitted to the Fund’s Secretary, Total Return Securities Fund, 615 East Michigan Street, Milwaukee, WI 53202.

The Nominating and Corporate Governance Committee currently consists of Messrs. Dayan and Sell. Mr. Dayan serves as the Chairman of the Nominating and Corporate Governance Committee. The Board’s Nominating and Corporate Governance Committee met four (4) times during the year ended December 31, 2024.

CODE OF ETHICS

The Fund has adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act, a copy of which is available on the Fund’s website at www.totalreturnsecuritiesfund.com. The code of ethics establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Fund, so long as such investments are made pursuant to the code’s requirements. A copy of the code is also available for inspection at the Public Reference Room of the SEC in Washington, D.C. Information regarding the operation of the Public Reference Room is available by calling the SEC at 1-202-551-8090, on the EDGAR Database on the SEC’s website at www.sec.gov, and may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

PROXY VOTING PROCEDURES

The Board has delegated the voting of proxies with respect to securities owned by the Fund to the Investment Adviser.

Proxy Voting Policies

The Investment Adviser believes that the right to vote on issues submitted to shareholder vote, such as election of directors and important matters affecting a company’s structure and operations, can impact the value of its investments. The Investment Adviser generally analyzes the proxy statements of issuers of stock owned by the Fund, as necessary and votes proxies on behalf of the Fund.

The Investment Adviser’s decisions with respect to proxy issues are made in light of the anticipated impact of the issue on the value of the investment. Proxies are voted solely in the interests of Fund shareholders. Inherent in the Investment Adviser’s authority to vote proxies on behalf of the Fund is the authority to refrain from voting and/or refrain from attending a shareholder meeting, if the Investment Adviser determines that refraining from such action is in the Fund’s best interest. The Investment Adviser may also determine to refrain from voting in other instances, including routine meetings of investment companies, and meetings at which no contested matters are at issue.

Proxy Voting Procedures

In evaluating proxy statements, the Investment Adviser relies upon its own fundamental research, and information presented by company management and others. It does not delegate its proxy voting responsibility to a third party proxy voting service.

Proxy Voting Guidelines

The Investment Adviser will generally vote proxies in favor of proposals that, in the opinion of the portfolio managers, seek to enhance shareholder value and shareholder democracy. The Investment Adviser will generally vote proxies against any director who has voted to take action to materially impair shareholder voting rights (e.g., has voted to “opt in” to any state’s control share statute).

With respect to proxies of closed-end investment companies held by the Fund, in order to comply with Section 12(d) of the Investment Company Act of 1940, the Fund will “mirror vote” all such proxies received by the Fund, unless the Investment Adviser deems it appropriate to seek instructions from Fund shareholders with regard to such vote. In such circumstances, the Investment Adviser will vote such proxies proportionally based upon the total number of shares owned by those shareholders that provide instructions. In each semi-annual report to Fund shareholders, they are solicited to request to receive such information.

In certain circumstances, the Investment Adviser may enter into a settlement agreement with an issuer of stock owned by the Investment Adviser’s clients that requires the Investment Adviser to vote shares of such stock (or the stock of an affiliate of the issuer) held by clients in a manner that deviates from these Policies and Procedures. In entering into any such agreement, the Investment Adviser has determined that the anticipated impact of entering into such settlement agreement is in the interests of the Investment Adviser’s clients.

Monitoring and Resolving Conflicts of Interest

When reviewing proxy statements and related research materials, the Investment Adviser will consider whether any business or other relationships between a portfolio manager, the Investment Adviser and a portfolio company could influence a vote on such proxy matter. With respect to personal conflicts of interest, the Investment Adviser’s Code of Ethics requires all partners to avoid activities, perquisites, gifts, or receipt of investment opportunities that could interfere with the ability to act objectively and effectively in the best interests of the Investment Adviser and its clients, and restricts their ability to engage in certain outside business activities. Portfolio managers with a personal conflict of interest regarding a particular proxy vote must recuse themselves and not participate in the voting decisions with respect to that proxy.

Form N-PX/Annual Report of Proxy Voting Record

Policy: Form N-PX is used by funds to file reports with the SEC containing the Fund’s proxy voting record for the most recent 12-month period ended June 30. The Form must be filed no later than August 31 of each year. The following information must be collected for the Fund in order to complete and file Form N-PX:

1.	The name of the issuer of the portfolio security;

2.	The exchange ticker symbol of the portfolio security;

3.	The CUSIP number (may be omitted if it is not available through reasonably practicable means);

4.	The shareholder meeting date;

5.	A brief description of the matter voted on;

6.	Whether the matter was proposed by the issuer or the security holder;

7.	Whether the Fund cast its vote on the matter;

8.	How the Fund cast its vote (e.g., for or against proposal, or abstain; for or withhold regarding election of directors) and

9.	Whether the Fund cast its vote for or against management.

More Information

Information regarding how the Fund voted any proxies related to portfolio securities during the most recent 12-month period ended June 30 is available (1) without charge, upon request by contacting the Fund’s Shareholder Services at 1-800-937-5449 or (2) on the EDGAR Database on the SEC’s website (www.sec.gov).

ADMINISTRATIVE SERVICES, CUSTODIAN, TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services (“Fund Services”), an indirect wholly owned subsidiary of U.S. Bancorp, acts as the Fund’s Administrator under an Administration Agreement. Fund Services prepares various federal and state regulatory filings, reports and returns for the Fund; prepares reports and materials to be supplied to the Directors; monitors the activities of the Fund’s custodian; coordinates the preparation and payment of the Fund’s expenses and reviews the Fund’s expense accruals. Fund Services also serves as the Fund’s fund accountant. For the fiscal year ended December 31, 2024, the Fund paid Fund Services $125,916 for its administration and accounting services.

The principal business address for Fund Services is 615 East Michigan Street Milwaukee, WI 53202.

U.S. Bank, N.A. (“U.S. Bank”), an affiliate of Fund Services, serves as the Fund’s custodian. The principal business address for U.S. Bank is 1555 North RiverCenter Drive, Suite 300, Milwaukee, WI 53212.

Equiniti Trust Company, LLC, located at 6201 15th Avenue, Brooklyn, NY 11219, serves as the Fund’s transfer agent and registrar.

PORTFOLIO MANAGERS

The Fund is managed by Bulldog. Messers. Dakos and Goldstein serve as Partners of Bulldog. The business experience of each of Messrs. Dakos and Goldstein during the past five (5) years is as follows:

Andrew Dakos: Partner in Bulldog since its inception in October 2009 and Ryan Heritage, LLP, each a registered investment adviser. Mr. Dakos also is a member of Bulldog Holdings, LLC, the owner of several entities that served until 2020 as the general partner of several private investment partnerships in the Bulldog Investors group of funds, and the owner of Kimball & Winthrop, LLC, the managing general partner of Bulldog Investors General Partnership, since 2012. He is a director/trustee of the following closed-end funds: Special Opportunities Fund, Inc. since 2009, and High Income Securities Fund since 2018. He also is a director of: Brookfield DTLA Fund Office Trust Investor, a subsidiary of a large commercial real estate company, since 2017, and Tejon Ranch Co., a real estate development company, since 2025. He served as a director of BNY Mellon Municipal Income, Inc., a closed-end fund, from 2024-2025 and as a trustee of Crossroads Liquidating Trust from 2015-2020.

Phillip Goldstein: Partner in Bulldog since its inception in October 2009 and Ryan Heritage, LLP, each a registered investment adviser. Mr. Goldstein also is a member of Bulldog Holdings, LLC, the owner of several entities that served until 2020 as the general partner of several private investment partnerships in the Bulldog group of funds, and the owner of Kimball & Winthrop, LLC, the managing general partner of Bulldog Investors General Partnership, since 2012. He is a director/trustee of the following closed-end funds: High Income Securities Fund. since 2018, Special Opportunities Fund, Inc. since 2009, and Mexico Equity and Income Fund since 2000. He also is a director of: Brookfield DTLA Fund Office Trust Investor, a subsidiary of a large commercial real estate company, since 2017. He served as a director of BNY Mellon Municipal Income, Inc., a closed-end fund, from 2024-2025 and MVC Capital, Inc., a business development company, from 2012-2020; and served as a trustee of Crossroads Liquidating Trust from 2016-2020.

Other Accounts Managed. The following table shows the number of other accounts managed by Messrs. Dakos and Goldstein as of March 31, 2025:

		ADVISORY FEE BASED ON PERFORMANCE
TYPE OF ACCOUNTS	NUMBER OF ACCOUNTS	NUMBER OF ACCOUNTS	TOTAL ASSETS ($ IN MILLIONS)*
Registered Investment Companies	2	0	$0
Other Pooled Investments	5	0	$0
Other Accounts	174	2	$2,376,831

*Estimated

Conflicts of Interest. Certain conflicts of interest may arise in connection with the Investment Adviser’s management of the Fund’s portfolio and the portfolios of other accounts managed by members of the Investment Adviser. For example, certain inherent conflicts of interest exist in connection with managing accounts that pay a performance-based fee or allocation alongside an account that does not. These conflicts may include an incentive to favor such accounts over the Fund because the investment advisor of such accounts can potentially receive greater fees from accounts paying a performance-based fee than from the Fund. As a result, certain members of the Investment Adviser may have an incentive to direct their best investment ideas to, or allocate or sequence trades in favor of such accounts. In addition, in cases where the investment strategies are the same or very similar, various factors (including, but not limited to, tax considerations, amount of available cash, and risk tolerance) may result in substantially different portfolios in such accounts.

Compensation. Compensation for Messrs. Dakos and Goldstein is comprised solely of net income generated by the Investment Adviser.

Ownership of Securities. As of December 31, 2024, Mr. Goldstein beneficially owned 16,783 shares (held Directly) of beneficial interest in the Fund and Mr. Dakos beneficially owned 3,000 shares (held Indirectly) and 64 shares (held Directly) of beneficial interest in the Fund.

ALLOCATION OF BROKERAGE

Subject to the supervision of the Board, decisions to buy and sell securities for the Fund are made by the Investment Adviser. The Investment Adviser is authorized by the Board to allocate the orders placed by it on behalf of the Fund to brokers and dealers who may, but need not, provide research or statistical material or other services to the Fund or the Investment Adviser for the Fund’s use. Such allocation is to be in such amounts and proportions as the Investment Adviser may determine.

The Investment Adviser may employ such brokers and dealers as may, in the judgment of the Investment Adviser, obtain the best results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. In addition, the Investment Adviser may select broker-dealers for portfolio transactions who provide services over and above simple trade execution. For example, with respect to certain complex or difficult trades, the Investment Adviser will utilize the services of a broker-dealer with the proven capability to effect such trades, and in such case, the Investment Adviser may be willing to pay higher commission rates than those of other execution-only type desks. When, in the view of the Investment Adviser, execution is the only criteria relevant to a particular investment, competitive commission rates will be a priority.

Brokers or dealers executing a portfolio transaction on behalf of the Fund may receive a commission in excess of the amount of commission another broker or dealer would have charged for executing the transaction if the Investment Adviser determines in good faith that such commission is reasonable in relation to the value of brokerage, research and other services provided to the Investment Adviser’s clients, including the Fund.

In allocating portfolio brokerage, the Investment Adviser may select brokers or dealers who also provide brokerage, research and other services to other accounts over which the Investment Adviser exercises investment discretion. Some of the services received as the result of the Fund’s transactions may primarily benefit accounts other than the Fund’s, while services received as the result of portfolio transactions effected on behalf of those other accounts may primarily benefit the Fund.

During the fiscal years ended December 31, 2022, 2023 and 2024, the Fund paid $14,870.74, $14,154.43 and $9,287.37, respectively, in brokerage commissions.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING IS A SUMMARY DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A STOCKHOLDER OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF THE FUND. THIS DISCUSSION DOES NOT ADDRESS THE SPECIAL TAX RULES APPLICABLE TO CERTAIN CLASSES OF INVESTORS, SUCH AS TAX-EXEMPT ENTITIES, FOREIGN INVESTORS (EXCEPT AS EXPRESSLY PROVIDED BELOW), INSURANCE COMPANIES AND FINANCIAL INSTITUTIONS. THIS DISCUSSION ADDRESSES ONLY U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. STOCKHOLDERS WHO HOLD THEIR SHARES AS CAPITAL ASSETS AND DOES NOT ADDRESS ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES, AND IT DOES NOT ADDRESS ANY U.S. FEDERAL TAX CONSEQUENCES OTHER THAN U.S. FEDERAL INCOME TAX CONSEQUENCES. THIS DISCUSSION IS BASED UPON PRESENT PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), THE REGULATIONS PROMULGATED THEREUNDER, AND JUDICIAL AND ADMINISTRATIVE RULING AUTHORITIES, ALL OF WHICH ARE SUBJECT TO CHANGE OR DIFFERING INTERPRETATIONS (POSSIBLY WITH RETROACTIVE EFFECT). NO ATTEMPT IS MADE TO PRESENT A DETAILED EXPLANATION OF ALL U.S. FEDERAL INCOME TAX CONCERNS AFFECTING THE FUND AND ITS STOCKHOLDERS, AND THE DISCUSSION SET FORTH HEREIN DOES NOT CONSTITUTE TAX ADVICE. INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF INVESTING IN THE FUND, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.

The discussion primarily describes the U.S. federal income tax treatment of a U.S. Holder and, unless expressly provided, does not discuss the application of these rules to a Non-U.S. Holder. A “U.S. Holder” means a beneficial owner of the Fund’s shares that is any of the following for U.S. federal income tax purposes:

●	An individual who is a citizen or resident of the United States;
●	A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
●	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
●	A trust if: (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations (as defined below) to be treated as a U.S. person.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of the Fund’s shares that is not a U.S. Holder.

In addition, the possible application of U.S. federal estate or gift taxes or any aspect of state, local, or non-U.S. tax laws is not considered. This summary does not address all aspects of U.S. federal income taxation that may be important to a particular U.S. Holder in light of its investment or tax circumstances or to a U.S. Holder that is subject to special tax rules, including if the U.S. Holder is:

●	a dealer in securities or currencies;
●	a financial institution;
●	a regulated investment company;
●	a real estate investment trust;
●	an insurance company;
●	a tax-exempt organization;
●	a person holding shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;
●	a trader in securities that has elected the mark-to-market method of accounting for its securities;
●	a person liable for alternative minimum tax;
●	a partnership or other pass-through entity for U.S. federal income tax purposes; or
●	a U.S. Holder whose “functional currency” is not the U.S. dollar.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of shares in a partnership and partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of holding and disposing of the shares.

Prospective U.S. Holders are urged to consult their tax advisors as to the particular tax consequences of purchasing, owning and disposing of the shares, including the application of U.S. federal, state, local and foreign tax laws.

Taxation as a Regulated Investment Company

The Fund has elected to be treated and intends to qualify each year as a regulated investment company (a “RIC”) under Subchapter M of the Code. To qualify as a RIC, the Fund must, among other things, (i) derive in each taxable year at least 90% of its gross income (including tax-exempt interest) from (a) dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including but not limited to gain from forward contracts) derived with respect to its business of investing in such stock, securities or currencies; and (b) net income from interests in “qualified publicly traded partnerships” (as defined in the Code); (ii) diversify its holdings so that, at the end of each quarter of each taxable year (a) at least 50% of the value of the Fund’s total assets is represented by cash and cash items, U.S. government securities, the securities of other regulated investment companies and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of the Fund’s total assets is invested in the securities (other than U.S. government securities and the securities of other regulated investment companies) of (I) any one issuer; (II) any two or more issuers that the Fund controls and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more “qualified publicly traded partnerships” (as defined in the Code); and (iii) distribute at least 90% of its investment company taxable income (as defined in the Code, but without regard to the deduction for dividends paid) and 90% of its tax-exempt interest income (net of certain deductions and amortizable bond premiums) for such taxable year in accordance with the timing requirements imposed by the Code, so as to maintain its RIC status and to avoid paying any U.S. federal income tax. For purposes of the 90% of gross income requirement described above, the Code expressly provides the U.S. Treasury with authority to issue regulations that would exclude foreign currency gains from qualifying income if such gains are not directly related to the Fund’s business of investing in stock or securities. While to date the U.S. Treasury has not exercised this regulatory authority, there can be no assurance that it will not issue regulations in the future (possibly with retroactive application) that would treat some or all of the Fund’s foreign currency gains as non-qualifying income. To the extent it qualifies for treatment as a RIC and satisfies the above-mentioned distribution requirements, the Fund will not be subject to U.S. federal income tax on income paid to its shareholders in the form of dividends or capital gain distributions.

In order to avoid incurring a 4% U.S. federal excise tax obligation, the Code requires that the Fund distribute (or be deemed to have distributed) by December 31 of each calendar year an amount at least equal to the sum of (i) 98% of its ordinary income for such year and (ii) 98.2% of its capital gain net income (which is the excess of its realized capital gain over its realized capital loss), generally computed on the basis of the one-year period ending on October 31 of such year, after reduction by any available capital loss carryforwards, plus (iii) 100% of any ordinary income and capital gain net income from previous years (as previously computed) that were not paid out during such years and on which the Fund paid no U.S. federal income tax.

Failure to Qualify as a RIC

If the Fund does not qualify as a RIC for any taxable year, the Fund’s taxable income will be subject to corporate income taxes, and all distributions from earnings and profits, including distributions of net capital gain (if any), will be taxable to the shareholder as ordinary income. Such distributions generally will be eligible (i) for the dividends received deduction in the case of corporate shareholders and (ii) for treatment as “qualified dividends” as discussed below, in the case of individual shareholders provided certain holding period and other requirements are met, as described below. In addition, in order to requalify for taxation as a RIC, the Fund may be required to recognize unrealized gains, pay substantial taxes and interest, and make certain distributions.

Taxation of Distributions to U.S. Holders

Distributions from the Fund, except in the case of distributions of qualified dividend income or capital gain dividends, as described below, generally will be taxable to U.S. Holders as ordinary dividend income to the extent of the Fund’s current and accumulated earnings and profits. Distributions of net capital gains (that is, the excess of net gains from the sale of capital assets held more than one year over net losses from the sale of capital assets held for not more than one year) properly designated as capital gain dividends (“capital gain dividends”) will be taxable to U.S. Holders as long-term capital gain, regardless of how long a shareholder has held the shares in the Fund. Distributions, if any, in excess of the Fund’s earnings and profits will first reduce the adjusted tax basis of a U.S Holder’s shares and, after that basis has been reduced to zero, will constitute capital gains to the U.S Holder (assuming the shares are held as a capital asset).

Under current law, certain income distributions paid by the Fund to individual taxpayers are taxed at rates equal to those applicable to net long-term capital gains (generally, 20%). This tax treatment applies only if certain holding period requirements and other requirements are satisfied by the shareholder and the dividends are attributable to qualified dividend income received by the Fund itself. For this purpose, “qualified dividend income” means dividends received by the Fund from certain United States corporations and qualifying foreign corporations, provided that the Fund satisfies certain holding period and other requirements in respect of the stock of such corporations. For these purposes, a “qualified foreign corporation” means any foreign corporation if (i) such corporation is incorporated in a possession of the United States, (ii) such corporation is eligible for benefits of a qualified comprehensive income tax treaty with the United States and which includes an exchange of information program, or (iii) the stock of such corporation with respect to which such dividend is paid is readily tradable on an established securities market in the United States. A “qualified foreign corporation” does not include any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a “passive foreign investment company” (as defined in the Code). In the case of securities lending transactions, payments in lieu of dividends are not qualified dividends.

A dividend will not be treated as qualified dividend income (whether received by the Fund or paid by the Fund to a shareholder) if (1) the dividend is received with respect to any share held for fewer than 61 days during the 121-day period beginning on the date which is 60 days before the date on which such share becomes ex-dividend with respect to such dividend, (or fewer than 91 days during the associated 181-day period in the case of certain preferred stocks), (2) to the extent that the recipient is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property, or (3) if the recipient elects to have the dividend treated as investment income for purposes of the limitation on deductibility of investment interest. Distributions of income by the Fund, other than qualified dividend income and capital gains dividends, are taxed as ordinary income.

We cannot assure you as to what percentage of the dividends paid on the shares will consist of qualified dividend income or long-term capital gains, both of which are taxed at lower rates for individuals than are ordinary income and short-term capital gains.

Dividends and interest received, and gains realized, by the Fund on foreign securities may be subject to income, withholding or other taxes imposed by foreign countries and U.S. possessions (collectively “foreign taxes”) that would reduce the return on its securities. Tax conventions between certain countries and the United States, however, may reduce or eliminate foreign taxes, and many foreign countries do not impose taxes on capital gains in respect of investments by foreign investors. If more than 50% of the value of the Fund’s total assets at the close of its taxable year consists of securities of foreign corporations, the Fund will be eligible to, and may, file an election with the Internal Revenue Service (the “IRS”) that will enable its shareholders, in effect, to receive the benefit of the foreign tax credit with respect to any foreign taxes paid by the Fund. Pursuant to the election, the Fund would treat those taxes as dividends paid to its shareholders and each shareholder (1) would be required to include in gross income, and treat as paid by such shareholder, a proportionate share of those taxes, (2) would be required to treat such share of those taxes and of any dividend paid by the Fund that represents income from foreign or U.S. possessions sources as such shareholder’s own income from those sources, and, if certain conditions are met, (3) could either deduct such shareholder’s pro rata share of the foreign taxes deemed paid in computing taxable income or, alternatively, use the foregoing information in calculating such shareholder’s pro rata share of the foreign tax credit against such Shareholder’s U.S. federal income tax liability (but IRA accounts may not be able to use the foreign tax credit). The Fund will report to its shareholders shortly after each taxable year their respective shares of foreign taxes paid and the income from sources within, and taxes paid to, foreign countries and U.S. possessions if it makes this election. The rules relating to the foreign tax credit are complex. Each shareholder should consult his own tax adviser regarding the potential application of foreign tax credits.

If the Fund acquires any equity interest in certain foreign corporations that receive at least 75% of their annual gross income from passive sources (such as interest, dividends, certain rents and royalties, or capital gains) or that hold at least 50% of their assets in investments producing such passive income (“passive foreign investment companies”), the Fund could be subject to U.S. federal income tax and additional interest charges on “excess distributions” received from such companies or on gain from the sale of stock in such companies, even if all income or gain actually received by the Fund is timely distributed to its shareholders. The Fund would not be able to pass through to its shareholders any credit or deduction for such a tax. An election may generally be available that would ameliorate these adverse tax consequences, but any such election could require the Fund to recognize taxable income or gain (subject to tax distribution requirements) without the concurrent receipt of cash and would require certain information to be furnished by the foreign corporation, which may not be provided. These investments could also result in the treatment of associated capital gains as ordinary income. The Fund may limit and/or manage its holdings in passive foreign investment companies to limit its tax liability or maximize its return from these investments. Dividends paid by passive foreign investment companies will not qualify as qualified dividend income eligible for taxation at reduced tax rates.

If the Fund utilizes leverage through borrowing, it may be restricted by loan covenants with respect to the declaration of, and payment of, dividends in certain circumstances. Limits on the Fund’s payments of dividends may prevent the Fund from meeting the distribution requirements, described above, and may, therefore, jeopardize the Fund’s qualification for taxation as a RIC and possibly subject the Fund to the 4% excise tax. The Fund will endeavor to avoid restrictions on its ability to make dividend payments, if applicable.

Dividends and distributions on the Fund’s shares are generally subject to U.S. federal income tax as described herein to the extent they do not exceed the Fund’s realized income and gains, even though such dividends and distributions may economically represent a return of a particular shareholder’s investment. Such distributions are likely to occur in respect of shares purchased at a time when the Fund’s NAV reflects gains that are either unrealized, or realized but not distributed. Such realized gains may be required to be distributed even when the Fund’s NAV also reflects unrealized losses.

Certain distributions declared in October, November or December and paid in the following January will be taxed to shareholders as if received on December 31 of the year in which they were declared. In addition, certain other distributions made after the close of a taxable year of the Fund may be “spilled back” and treated as paid by the Fund (except for purposes of the 4% excise tax) during such taxable year. In such case, shareholders will nevertheless be treated as having received such dividends in the taxable year in which the distributions were actually made.

Taxation of Sales, Exchanges, or Other Dispositions

The sale, exchange or redemption of Fund shares may give rise to a gain or loss. Such gain or loss would generally be treated as capital gain or loss if the Fund shares are held as a capital asset. In general, any gain or loss realized upon a taxable disposition of shares will be treated as long-term capital gain or loss if the shares have been held for more than one year. Otherwise, the gain or loss on the taxable disposition of Fund shares will be treated as short-term capital gain or loss. The maximum long-term capital gain rate applicable to individuals is 20%. Any loss realized upon the sale or exchange of Fund shares with a holding period of 6 months or less will be treated as a long-term capital loss to the extent of any capital gain dividends received with respect to such shares. The use of capital losses is subject to limitations. In addition, all or a portion of a loss realized on a redemption or other disposition of Fund shares may be disallowed under “wash sale” rules to the extent the shares disposed of are replaced with other substantially identical shares (whether through the reinvestment of distributions or otherwise) within a 61-day period beginning 30 days before the redemption of the loss shares and ending 30 days after such date. Any disallowed loss will result in an adjustment to the shareholder’s tax basis in some or all of the other shares acquired.

Information Reporting and Backup Withholding

Generally, information reporting requirements will apply to distributions on the Fund’s common shares or proceeds on the disposition of the Fund’s common shares paid within the U.S. (and, in certain cases, outside the U.S.) to U.S. Holders. Such payments will generally be subject to backup withholding tax at the rate of 24% if: (a) a U.S. Holder fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number to the payor (generally on IRS Form W-9), as required by the Code and Treasury Regulations, (b) the IRS notifies the payor that the U.S. Holder’s taxpayer identification number is incorrect, (c) a U.S. Holder is notified by the IRS that it has previously failed to properly report interest and dividend income, or (d) a U.S. Holder fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. A Non-U.S. Holder will not be subject to backup withholding on dividends paid to such Non-U.S. Holder as long as such Non-U.S. Holder certifies under penalty of perjury (generally on the applicable IRS Form W-8) that it is a Non-U.S. Holder (and the applicable withholding agent does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption. Depending on the circumstances, information reporting and backup withholding may apply to the proceeds received from a sale or other disposition of shares unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the applicable withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Under Treasury regulations, if a shareholder recognizes a loss on disposition of the Fund’s shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder generally must file with the IRS a disclosure statement on Form 8886 except to the extent such losses are from assets that have a qualifying basis and meet certain other requirements. Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a regulated investment company are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all regulated investment companies. In addition, pursuant to recently enacted legislation, significant penalties may be imposed for the failure to comply with the reporting requirements. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisers to determine the applicability of these regulations in light of their individual circumstances.

The foregoing discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, foreign investors, insurance companies and financial institutions. Shareholders should consult their own tax advisers with respect to special tax rules that may apply in their particular situations, as well as the state, local, and, where applicable, foreign tax consequences of investing in the Fund.

The Fund will inform shareholders of the source and tax status of all distributions promptly after the close of each calendar year. The IRS currently requires that a RIC that has two or more classes of stock allocate to each such class proportionate amounts of each type of its income (such as ordinary income, capital gains, dividends qualifying for the dividends received deduction and qualified dividend income) based upon the percentage of total dividends paid out of earnings or profits to each class for the tax year. Accordingly, if the Fund issues preferred shares in the future, the Fund intends each year to allocate capital gain dividends, dividends qualifying for the dividends received deduction and dividends derived from qualified dividend income, if any, between its common shares and preferred shares in proportion to the total dividends paid out of earnings or profits to each class with respect to such tax year.

Taxation of Non-U.S. Shareholders

Distributions paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. If a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable tax treaty, the Non-U.S. Holder will be required to provide an applicable IRS Form W-8 certifying its entitlement to benefits under the treaty in order to obtain a reduced rate of withholding tax. However, if the distributions are effectively connected with a U.S. trade or business of the Non-U.S. Holder (or, if an income tax treaty applies, attributable to a permanent establishment in the United States of the Non-U.S. Holder), then the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons, plus, in certain cases where the Non-U.S. Holder is a corporation, a branch profits tax at a 30% rate (or lower rate provided in an applicable treaty). If the Non-U.S. Holder is subject to such U.S. income tax on a distribution, then the Fund is not required to withhold U.S. federal tax if the Non-U.S. Holder complies with applicable certification and disclosure requirements.

Special certification requirements apply to a Non-U.S. Holder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.

Section 871(k) of the Code provides certain “look-through” treatment to Non-U.S. Holders, permitting interest-related dividends and short-term capital gains not to be subject to U.S. withholding tax.

Special U.S. federal income tax rules will apply to Non-U.S. Holders that hold shares in the Fund.

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them.

Net Investment Income Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. Holder’s “net investment income” may generally include portfolio income (such as interest and dividends), and income and net gains from an activity that is subject to certain passive activity limitations, unless such income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of the net investment income tax to your ownership and disposition of shares of the Fund.

Payments to Foreign Financial Institutions

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), and Treasury regulations promulgated thereunder, generally provide that a 30% withholding tax may be imposed on payments of U.S. source income, including U.S. source interest and dividends, to certain non-U.S. entities unless such entities enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, interests in such entities, as well as certain other information relating to such interests. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of Shares on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. The preamble to these proposed regulations indicates that taxpayers may rely on them pending their finalization. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications and obligations of FATCA.

STATE AND LOCAL TAXES

Shareholders should consult their own tax advisers as to the state or local tax consequences of investing in the Fund.

THE FOREGOING SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. IT DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A STOCKHOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. PROSPECTIVE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SHARES, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (INCLUDING ESTATE AND GIFT TAX RULES) AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

FINANCIAL STATEMENTS

The financial statements included in the Fund’s Annual Report for the year ended December 31, 2024 filed with the SEC on March 11, 2025 (File No. 811-05128), are herein incorporated by reference. The financial statements included in the Fund’s Semi-Annual Report for the six-month period ended June 30, 2025 filed with the SEC on September 8, 2025 (File No. 811-05128), are herein incorporated by reference.

OTHER INFORMATION

The Fund is incorporated in Delaware. Pursuant to the Fund’s By-Laws, the Fund will indemnify each of its Directors, officers and employees (including persons who serve at the Fund’s request as directors, officers or employees of another organization) to the full extent authorized by law.

The Fund’s Prospectus and this SAI do not contain all of the information set forth in the Registration Statement that the Fund has filed with the SEC. The complete Registration Statement may be obtained as described on the cover page of this SAI.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tait, Weller & Baker LLP is the independent registered public accounting firm for the Fund and provides audit services, tax return preparation and assistance with respect to the preparation of filings with the SEC.